UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12
Endeavor Group Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, California 90210

April 28, 2023

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of Endeavor Group Holdings, Inc., which will be held on Tuesday, June 13, 2023 at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting via live webcast.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record a Notice of Internet Availability of Proxy Materials at the close of business on April 14, 2023. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend it virtually. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the meeting. Instructions on how to vote live while participating at the meeting are posted at www.virtualshareholdermeeting.com/EDR2023.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Ariel Emanuel, CEO, Endeavor

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, California 90210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2023

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 13, 2023, at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EDR2023. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement in the section titled “General Information about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”

The Annual Meeting is being held to:

1.            electPatrick Whitesell and Ursula Burns as Class II directors to hold office until the Company’s annual meeting of stockholders to be held in 2026 and until their respective successors have been duly elected and qualified;

2.            ratifythe appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

3.            approvethe Amended and Restated 2021 Incentive Award Plan to increase the aggregate number of shares of Class A common stock authorized for issuance thereunder; and

4.            transactsuch other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock with voting rights as of the close of business on April 14, 2023 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Governing Body,

Seth Krauss
Chief Legal Officer

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 28, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting. This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2023

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2022 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Governing Body of Endeavor Group Holdings, Inc. (the “Company,” “Endeavor,” “we,” “us,” or “our”), in connection with our 2023 annual meeting of stockholders (the “Annual Meeting”). This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 28, 2023.

Certain Defined Terms

As used in this Proxy Statement, unless the context otherwise requires:

“Board” or “Board of Directors” refers to all of those serving as directors of the Company.

“Endeavor Group Holdings” refers to Endeavor Group Holdings, Inc.

“Endeavor Manager” refers to Endeavor Manager, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Group Holdings following the reorganization transactions.

“Endeavor Manager Units” refers to the common interest units in Endeavor Manager.

“Endeavor Operating Company” refers to Endeavor Operating Company, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Manager’s and indirect subsidiary of Endeavor Group Holdings following the reorganization transactions.

“Endeavor Operating Company Units” refers to all of the existing equity interests in Endeavor Operating Company (other than the Endeavor Profits Units) that were reclassified into Endeavor Operating Company’s non-voting common interest units upon the consummation of the reorganization transactions.

“Endeavor Profits Units” refers to the profits units of Endeavor Operating Company and that are economically similar to stock options. Each Endeavor Profits Unit has a per unit hurdle price, which is economically similar to the exercise price of a stock option.

“Executive Committee” refers to the Company’s Governing Body prior to a Triggering Event.

“Executive Holdcos” refers to Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC, and Endeavor Executive II Holdco, LLC, each a management holding company, the equity owners of which include current and former senior officers, employees, or other service providers of Endeavor Operating Company, and which are controlled by Messrs. Emanuel and Whitesell.

“Governing Body” refers to the Company’s governing body, which is exclusively vested with all of the powers of our Board (under applicable Delaware law) in the management of our business and affairs and that acts in lieu of our Board of Directors to the fullest extent permitted under Delaware law, SEC rules and the rules of the New York Stock Exchange (“NYSE”). Prior to a Triggering Event, the Executive Committee is the Governing Body and, any action by our Board of Directors requires the prior approval of the Executive Committee, except for matters that are required to be approved by the Audit Committee (or both the Executive Committee and the Audit Committee), or by a committee qualified to grant equity to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for purposes of exempting transactions pursuant to Section 16b-3 thereunder, or as required under Delaware law, SEC rules and NYSE rules.

“Management Holdcos” refers to WME Holdco, LLC and certain other management holding companies, the equity owners of which include current and former senior officers, employees or other service providers of the Company.

“Other UFC Holders” refers to the other persons that held equity interests in UFC Parent and certain of their affiliates.

“Post-IPO TRA Holders” refers to certain of our pre-IPO investors and certain affiliates of our pre-IPO investors, including certain members of pre-IPO management holding vehicles, and certain of the Other UFC Holders or their affiliates.

“reorganization transactions” refers to the internal reorganization completed in connection with our May 2021 initial public offering (“IPO”), following which Endeavor Group Holdings manages and operates the business and controls the strategic decisions and day-to-day operations of Endeavor Operating Company through Endeavor Manager and includes the operations of Endeavor Operating Company in its consolidated financial statements.

“Silver Lake Equityholders” refers to certain affiliates of Silver Lake that are our stockholders.

“Triggering Event” refers to the earlier of (i) the date on which neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman and (ii) the date on which neither Messrs. Emanuel nor Whitesell own shares of our Class A common stock representing, and/or own securities representing the right to own (including Endeavor Profits Units), at least 25% of the shares of our Class A common stock and securities representing the right to own shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of the IPO.

“UFC Parent” refers to Zuffa Parent LLC, which owns and operates the Ultimate Fighting Championship (“UFC”), the professional mixed martial arts organization.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, June 13, 2023 at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EDR2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on April 14, 2023 (the “Record Date”).

What are the purposes of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

•	Proposal No. 3: Approval of the Amended and Restated 2021 Incentive Award Plan.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize, via the Internet or telephone, your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our Class A common stock, $0.00001 par value per share (“Class A common stock”), our Class X common stock, $0.00001 par value per share (“Class X common stock”), and our Class Y common stock, $0.00001 par value per share (“Class Y common stock,” and together with our Class A common stock and Class X common stock, the “Common Stock”), as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 299,739,322 shares of our Class A common stock, 175,836,182 shares of our Class X common stock and 227,523,031 shares of our Class Y common stock issued and outstanding and entitled to vote. Each share of Class A common stock and Class X common stock is entitled to one vote, and each share of Class X common stock is entitled to 20 votes on any matter presented to stockholders at the Annual Meeting. The holders of Class A common stock, Class X common stock and Class Y common stock will vote together as a single class on all matters to be presented to stockholders at the Annual Meeting.

You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 4:30 p.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:15 p.m. Eastern Time, and you should allow ample time for the check-in procedures.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s capital stock issued and outstanding and entitled to vote, present in person, or by remote communication, or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, as applicable, or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 12, 2023.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/EDR2023. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/EDR2023.

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/EDR2023 on the day of the Annual Meeting.

•	Webcast starts at 4:30 p.m. Eastern Time on June 13, 2023, and online check-in starts at 4:15 p.m. Eastern Time.

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

•	Stockholders may submit questions while attending the Annual Meeting via the Internet.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Will I be able to ask questions at the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on. We intend to reserve up to ten minutes before the closing of the polls to address questions submitted. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be able to submit questions during the Annual Meeting. Additionally, our Annual Meeting will follow “Rules of Conduct,” which will be available on our Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”). Under these Rules of Conduct, a stockholder may ask up to two questions, and we will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;

•	related to material non-public information of the Company;

•	related to personal grievances;

•	derogatory references to individuals or that are otherwise in bad taste;

•	repetitious statements already made by another stockholder;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?”

How does the Governing Body recommend that I vote?

The Governing Body recommends that you vote:

•	FOR the nominees to the Board set forth in this Proxy Statement.

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

•	FOR the approval of the Amended and Restated 2021 Incentive Award Plan.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative FOR votes will be elected as Class II directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	“FOR” “AGAINST” “ABSTAIN”	None(2)	Yes(4)
Proposal No. 3: Approval of the Amended and Restated 2021 Incentive Award Plan	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	“FOR” “AGAINST” “ABSTAIN”	None(2)	No(3)

(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.

(2)	A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.

(3)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.

(4)

As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. We do not expect any broker non-votes on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Governing Body. The Governing Body’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the attention of our Secretary at our corporate offices, provided such statement is received no later than June 12, 2023;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on June 12, 2023;

•	submitting a properly signed proxy card with a later date that is received no later than June 12, 2023; or

•	attending the Annual Meeting, revoking your proxy and voting again.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Why hold a virtual meeting?

We are excited to continue using the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Size and Structure

Our amended and restated certificate of incorporation as currently in effect (“Certificate of Incorporation”) provides that the total authorized number of directors constituting the entire Board shall not be less than three and not more than twenty (20) persons, with the number of directors established from time to time by our Governing Body. Our Governing Body has fixed the number of directors at seven, and we currently have seven directors serving on the Board.

Our Certificate of Incorporation provides that the Board be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the Executive Committee, prior to the Triggering Event, and thereafter by the remaining directors or the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors; however, vacancies resulting from the loss of the Silver Lake Equityholders’ right to nominate two directors to the Board of Directors or Executive Committee may be filled by a vote of the directors designated by Messrs. Emanuel and Whitesell and Executive Holdcos. In addition, upon the Triggering Event, vacancies on the Board of Directors may also be filled by the affirmative vote of a majority of the total voting power of our issued and outstanding Common Stock, voting together as a single class.

Pursuant to the Stockholders Agreement, the Executive Holdcos and the Silver Lake Equityholders have certain Board nomination rights. See “Certain Transactions with Related Persons — Stockholders Agreement.” Messrs. Emanuel and Whitesell are the Executive Holdcos’ director designees, and Messrs. Evans and Durban are the Silver Lake Equityholders’ director designees.

Our Certificate of Incorporation provides that any director may be removed with or without cause by the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding Common Stock, voting together as a single class. At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes; provided, however, that, for so long as the Silver Lake Equityholders or any permitted Executive Holdcos, respectively, are entitled to nominate at least one director for election to our Board of Directors (or a committee thereof), the presence of a Silver Lake Equityholders nominee and the presence of an Executive Holdcos nominee, respectively, is required for a quorum at a meeting of the Board of Directors or such committee (subject in each case to customary adjournment provisions) and any action of our Board of Directors or such committee by written consent must include the consent of a Silver Lake Equityholders nominee or the consent of an Executive Holdcos nominee, respectively. In addition, prior to a Triggering Event, except as required by applicable law or the rules of the NYSE, actions of the Board of Directors may only be taken or made at the direction or request of the Executive Committee and following such direction or request, will require approval by the affirmative vote of (i) a majority of the directors or such committee at a meeting at which a quorum is present and (ii) for so long as any of the Silver Lake Equityholders are entitled to designate two or more directors for nomination to the Governing Body pursuant to the Stockholders Agreement and at least one Silver Lake Equityholder designee is serving on the Governing Body or is designated to serve within ten business days of a Silver Lake Equityholder designee ceasing to serve on the Governing Body, at least one director designated or nominated by the Silver Lake Equityholders.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Director – Current Term Ending at 2025 Annual Meeting	Class II Director – Current Term Ending at 2023 Annual Meeting	Class III Director – Current Term Ending at 2024 Annual Meeting
Stephen Evans	Patrick Whitesell	Ariel Emanuel
Fawn Weaver	Ursula Burns	Egon Durban
Jacqueline D. Reses

Nominees for Director

Mr. Whitesell and Ms. Burns have been nominated by the Governing Body to stand for election. As the directors assigned to Class II, each of Mr. Whitesell’s and Ms. Burns’ current term of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Mr. Whitesell and Ms. Burns will each serve for a term expiring at the annual meeting of stockholders to be held in 2026 (the “2026 Annual Meeting”) and the election and qualification of her or his successor, or until her or his earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Governing Body should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Governing Body. Alternatively, the proxies, at the Governing Body’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Governing Body has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of April 28, 2023 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions she or he holds, her or his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

For purposes of the biographical information regarding our directors, the terms, “we,” “us,” “our,” “Endeavor,” the “Company,” and similar references refer (a) after giving effect to the reorganization transactions effected at the time of our IPO, to Endeavor Group Holdings, Inc. and (b) prior to giving effect to such reorganization transactions, to Endeavor Operating Company and/or its consolidated subsidiaries.

Class I Directors Whose Terms Expire at the 2025 Annual Meeting

Class I Directors	Age	Served as Director Since	Current Positions with Endeavor
Stephen Evans	46	May 2014	Director
Fawn Weaver	46	April 2021	Director

Stephen Evans became a director of the Company in May 2014. Mr. Evans is a Managing Director of Silver Lake, a global technology investment firm. Prior to joining Silver Lake in 2008, Mr. Evans was a Principal at Cognetas, a pan-European private equity firm. Previously, Mr. Evans spent five years at Bain & Company, based both in Europe and the United States. Mr. Evans is a director of Ambassador Theatre Group (ATG), Australian Professional Leagues (APL), Learfield, Michael Cassel Group, New Zealand Rugby Commercial, TEG and Thrasio, and is a member of the audit committee at City Football Group. Mr. Evans previously served on the boards of Ancestry and Serena Software. Mr. Evans holds an M.A. and an M.Phil. from Cambridge University and an M.B.A. from Harvard Business School. Mr. Evans was selected to serve on our Board of Directors because he provides valuable insight on strategic and business matters, stemming from his extensive executive and management experience.

Fawn Weaver became a director of the Company in April 2021. Ms. Weaver is the founder and has served as the Chief Executive Officer of Uncle Nearest, Inc. since October 2016. Ms. Weaver also serves as the Chief Executive Officer of Grant Sidney, Inc. since March 2010. Ms. Weaver is also the founder and chairman of the Nearest Green Foundation and served as an Executive Board Member of Meet Each Need with Dignity and Slavery No More from January 2014 to December 2019. Ms. Weaver was selected to serve on our Board of Directors because of her experience as a chief executive officer and her business acumen.

Class II Director Nominees for Election to a Three-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Class II Directors	Age	Served as Director Since	Current Positions with Endeavor
Patrick Whitesell	58	June 2009	Executive Chairman and Director
Ursula Burns	64	July 2021	Director

Patrick Whitesell is the Executive Chairman of the Company and has served in that position since October 2017. He has also served as a director of the Company since June 2009. He previously served as the Co-Chief Executive Officer of the Company since July 2014 and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since June 2009. Mr. Whitesell currently serves on the board of directors of Under Armour, Inc. (NYSE) and Learfield. Mr. Whitesell is a graduate of Luther College. Mr. Whitesell was selected to serve on our Board of Directors because of his experience and knowledge of the entertainment industry, including as our Executive Chairman.

Ursula Burns became a director of the Company in July 2021. In April 2021, Ms. Burns co-founded Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies. Ms. Burns was Chairman of the Board of Directors of Xerox Corporation from 2010 to 2017 and Chief Executive Officer from 2009 to 2016, after having been appointed President in 2007, prior to which she advanced through many engineering and management positions after joining the company in 1980. U.S. President Barack Obama appointed Ms. Burns to lead the White House national program on Science, Technology, Engineering and Math (STEM) from 2009 to 2016, and she served as chair of the President’s Export Council from 2015 to 2016 after serving as vice chair from 2010 to 2015. In February 2022, Ms. Burns joined the U.S. Department of Commerce’s Advisory Council on Supply Chain Competitiveness as Vice Chair. Ms. Burns currently serves on the board of directors of Uber Technologies, Inc. (NYSE), Exxon Mobil Corporation (NYSE), IHS Holding Limited (NYSE) and Plum Acquisition Corp. I (Nasdaq), a special purpose acquisition company, where she is also Executive Chairwoman. She previously served on the board of directors of American Express Company (NYSE), Nestle S.A. (SWX) and VEON Ltd. (AMS). In addition, Ms. Burns is on several private company boards, while also providing leadership counsel to several other community, educational and non-profit organizations including the Ford Foundation, the Massachusetts Institute of Technology (MIT) Corporation, Cornell Tech Board of Overseers, the Metropolitan Museum of Art, and the Mayo Clinic, amongst others. Ms. Burns has a Bachelors of Science degree from Polytech Institute of NYU and a Master’s degree from Columbia University. Ms. Burns was selected to serve on our Board due to her extensive corporate leadership roles at large international companies, depth and breadth of experience on serving on public company boards and her financial, technology and governance expertise.

Class III Directors Whose Terms Expire at the 2024 Annual Meeting of Stockholders

Class III Directors	Age	Served as Director Since	Current Positions with Endeavor
Ariel Emanuel	62	June 2009	Chief Executive Officer and Director
Egon Durban	49	May 2012	Chairman of the Board and Director
Jacqueline D. Reses	53	August 2021	Director

Ariel Emanuel is the Chief Executive Officer of the Company and has served in that position since October 2017. He has also served as a director of the Company since June 2009. He previously served as the Co-Chief Executive Officer of the Company since July 2014, and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since 2009. Mr. Emanuel previously served on the board of directors of ContextLogic Inc. (d/b/a Wish) (Nasdaq) and Live Nation Entertainment, Inc. (NYSE). Mr. Emanuel is a graduate of Macalester College. Mr. Emanuel was selected to serve on our Board of Directors because of his experience and knowledge of the entertainment industry, including as our Chief Executive Officer.

Egon Durban became a director of the Company in May 2012 and became the Chairman of the Board of Directors of the Company in May 2014. Mr. Durban is Co-Chief Executive Officer of Silver Lake, a global technology investment firm. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He serves on the board of directors of City Football Group, Dell Technologies Inc. (NYSE), Group 42, Learfield, Motorola Solutions, Inc. (NYSE), Qualtrics International Inc. (Nasdaq), Unity Software Inc. (NYSE), VMware, Inc. (NYSE), Verily and Waymo. Previously, he served on the board of Skype, and was Chairman of its operating committee, served on the supervisory board and operating committee of NXP, and served on the boards of MultiPlan Corp (NYSE), Pivotal Software, Inc. (NYSE), SecureWorks Corp. (Nasdaq), Twitter Inc., formerly a public company, and certain other boards, some of which were public companies. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a B.S.B.A. in Finance. Mr. Durban was selected to serve as a director because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Jacqueline D. Reses became a director of the Company in August 2021. Ms. Reses currently serves as the Chief Executive Officer and Chairwoman of the Board of Lead Bank, a commercial bank focused on technology enabled banking products. Ms. Reses previously served as Executive Chairperson of Square Financial Services LLC, and Capital Lead at Block, Inc. (NYSE), a publicly traded financial services company, from October 2015 to October 2020. From February 2016 to July 2018, she also served as people lead at Block, Inc. From September 2012 to October 2015, Ms. Reses served as Chief Development Officer for Yahoo! Inc. Prior to Yahoo, Ms. Reses served as Partner and head of the U.S. media group at Apax Partners Worldwide LLP, which she joined in 2001. Ms. Reses currently serves on the board of directors of Affirm Holdings, Inc. (Nasdaq), Nu Holdings Ltd. (Nubank) (NYSE) and TaskUs, Inc. (Nasdaq). Ms. Reses is also the Chair of the Economic Advisory Council of the Federal Reserve Bank of San Francisco and sits on the Wharton School Board of Advisors. She previously served on the board of directors of ContextLogic Inc. (Nasdaq) (as Executive Chair), Alibaba Group Holdings Limited (Nasdaq), and Social Capital Hedosophia Holdings Corp. I, Social Capital Hedosophia Holdings Corp. III and Pershing Square Tontine Holdings, Ltd., each of which is a former public special purpose acquisition company. Ms. Reses received a bachelor’s degree in economics with honors from the

Wharton School of the University of Pennsylvania. Ms. Reses was selected to serve on our Board of Directors because of her various senior level roles at multinational companies and service on other public company boards.

Governing Body Recommendation

The Governing Body unanimously recommends a vote FOR the election of Mr. Whitesell and Ms. Burns as Class II directors to hold office until the 2026 Annual Meeting and until their respective successors have been duly elected and qualified.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023.

Although ratification is not required by our bylaws or otherwise, the Governing Body is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Governing Body and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Audit, Audit-Related, Tax and All Other Fees

The following table presents aggregate fees billed to us for the years ended December 31, 2022 and 2021 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (“Deloitte”):

	Year Ended December 31,
	2022	2021
Audit Fees	$10,632,743	$8,230,959
Audit-Related Fees	4,186,000	7,293,279
Tax Fees	221,381	197,736
All Other Fees	-	-

Total	$15,040,124	$15,721,974

The Audit Fees listed above for 2022 were billed in connection with the integrated audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of our subsidiaries. The Audit Fees listed above for 2021 were billed in connection with the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of our subsidiaries.

Audit Related Fees listed above for 2022 were billed for professional services related to merger and acquisition due diligence services, our resale and shelf registration statements on Form S-3, and agreed upon procedures engagements. Audit-Related Fees listed above for 2021 were billed for professional services related to our IPO, including in relation to our registration statement on Form S-1 and our resale registration statement on Form S-1, merger and acquisition due diligence services, and agreed-upon procedures engagements.

The Tax Fees listed above for 2022 and 2021 were billed for tax compliance and advice.

Pre-Approval Policies and Procedures

The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The audit committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. The Pre-Approval Policy generally provides that the audit committee will not engage our independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the audit committee or by a designated member of the audit committee to whom the committee has delegated the authority to grant pre-approvals. The chairperson of the audit committee, to whom the audit committee has delegated authority to make pre-approval decisions requested between meetings of the audit committee, must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the audit committee will consider whether such services are consistent with the SEC’s rules on auditor independence.

The above-described services provided to us by our independent registered public accounting firm prior to our becoming a public company were provided under engagements entered into prior to our adoption of our pre-approval policies and, following our IPO, in accordance with such policies.

Governing Body Recommendation

The Governing Body unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Audit Committee Report

The audit committee operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the audit committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the audit committee reviewed and discussed with management and Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, the

Company’s audited financial statements for the fiscal year ended December 31, 2022. The audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding such independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the audit committee recommended to the Governing Body that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Jacqueline D. Reses (Chair)

Ursula Burns

Fawn Weaver

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of April 28, 2023. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Ariel Emanuel	62	Chief Executive Officer	2017
Patrick Whitesell	58	Executive Chairman	2017
Jason Lublin	51	Chief Financial Officer	2017
Mark Shapiro	53	President and Chief Operating Officer	2018 (President) and 2023 (Chief Operating Officer)
Seth Krauss	52	Chief Legal Officer	2014

See pages 11 - 12 of this Proxy Statement for Ariel Emanuel’s and Patrick Whitesell’s biographies.

Jason Lublin is the Chief Financial Officer of the Company and has served in that position since January 2017. He previously served as the Chief Operating Officer of the Company since July 2014 and as Chief Operating Officer of William Morris Endeavor Entertainment, LLC since December 2013. Prior to that, Mr. Lublin served as the Chief Financial Officer of The Endeavor Agency, L.L.C. since joining in 2007 until December 2013. He currently serves on the board of directors of Learfield and previously held the position of President of IMG College. He has previously worked for Broadband Sports, Coopers & Lybrand, Plan Ahead LLC and Rexford Funding. Mr. Lublin is a graduate of the University of Wisconsin–Madison and obtained his Master’s in Business Administration from the University of Southern California.

Mark Shapiro is the President and Chief Operating Officer of the Company, having served as President since December 2018 and Chief Operating Officer since April 2023. He previously served as the Co-President of the Company since November 2016 and as Chief Content Officer of the Company from September 2014 to November 2016. Prior to that, Mr. Shapiro served as Executive Producer of Dick Clark Productions from September 2012 to September 2014 and as its Chief Executive Officer from May 2010 to September 2012. From December 2005 through May 2010, he served as a Director, President and Chief Executive Officer of Six Flags Entertainment Corporation (NYSE) and worked for ESPN as Executive Vice President of Programming and Production from 2002 to 2005. Mr. Shapiro currently serves as a member of the board of trustees of Equity Residential (NYSE). Mr. Shapiro also serves as the Chairman of Captivate Network. Mr. Shapiro previously served as a member of the board of directors of Live Nation Entertainment, Inc. (NYSE), Frontier Communications Corporation (Nasdaq) and Papa Johns (Nasdaq) and Bright Lights Acquisition Corp., formerly a public special purpose acquisition company. Mr. Shapiro is a graduate of University of Iowa.

Seth Krauss is the Chief Legal Officer of the Company and has served in that position since June 2014. In this role, he oversees the Company’s legal, government relations, health & safety, human resources and physical security departments as well as overseeing insurance jointly with the CFO. From March 2007 to June 2014, he served as the Executive Vice President and General Counsel of Take Two Interactive Software Inc. (Nasdaq). From March 2004 through March 2007, he served in the Legal and Compliance Division of Morgan Stanley, first as Vice President and Counsel and then as Executive Director and Counsel. From 1995 until joining Morgan Stanley in March 2004, Mr. Krauss served as an Assistant District Attorney and Senior Investigative Counsel in the New York County District Attorney’s Office. Mr. Krauss currently serves as a member of the board of directors of the Minority Corporate Counsel Association. He previously served as a member of the board of directors of the Center for Family Representation and as a member of the board of trustees of Duke University in Durham, North Carolina. Mr. Krauss graduated with a Bachelor of Arts both in History and in Political Science from Duke University and a Juris Doctor from the Washington University in St. Louis School of Law.

CORPORATE GOVERNANCE

Governing Body

Prior to a Triggering Event, our Executive Committee, as the Governing Body, is exclusively vested with all of the powers of our Board of Directors (under applicable Delaware law) in the management of our business and affairs and acts in lieu of our Board of Directors to the fullest extent permitted under Delaware law, SEC rules and the rules of the NYSE.

Messrs. Emanuel, Whitesell, Durban, and Evans are the members of our Executive Committee.

Our Executive Committee has delegated to a sub-committee thereof comprised of Messrs. Emanuel and Whitesell, our Chief Executive Officer and a member of our Board of Directors and our Executive Chairman and a member of our Board of Directors, respectively, the authority to manage the business of the Company. Such sub-committee has the power and authority to approve any actions of the Company, except for certain specified actions that require the approval of the Executive Committee and as required under Delaware law, SEC rules and the rules of the NYSE. Actions requiring approval of the Executive Committee include, among others, issuances of equity securities by the Company (other than pursuant to the 2021 Incentive Award Plan, subject to certain exceptions), the liquidation, dissolution, or winding up of the Company, any sale or merger of the Company, payment of dividends (other than tax distributions), certain related party transactions, material changes to tax elections, repurchases of the Company’s equity securities, any termination or amendment of the employment arrangements of Messrs. Emanuel and Whitesell, and acquisitions, dispositions, extraordinary operating expenses, extraordinary capital expenditures, or incurrence of new indebtedness above specified thresholds. For so long as any of the Silver Lake Equityholders are entitled to designate two or more members of the Executive Committee and there is at least one Silver Lake Equityholder nominee who is then a member of the Executive Committee or is designated to serve within ten business days of a Silver Lake Equityholder designee ceasing to serve on the Governing Body, actions by the Executive Committee will require the approval of at least one of the Silver Lake Equityholders’ designees. In addition, all actions by the Executive Committee require the approval of each of Messrs. Emanuel and Whitesell, so long as they are the applicable Executive Holdcos’ designees. Messrs. Emanuel and Whitesell also, as a subcommittee of the Executive Committee, have responsibility for approving equity awards to persons not subject to Section 16 of the Exchange Act and approving compensation to certain members of our executive team (excluding themselves), subject to certain exceptions.

Actions taken by the Executive Committee and actions taken by Messrs. Emanuel and Whitesell pursuant to the authority delegated to them by the Executive Committee remain subject to a director’s or officer’s, as applicable, fiduciary duties under Delaware law and the requirement to act in the best interests of the Company and its stockholders.

Corporate Governance Guidelines

Our Governing Body has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Governance Documents” section of the “Investors” page of our website located at www.endeavorco.com, or by writing to our Secretary at our offices at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210. Among the topics addressed in our Corporate Governance Guidelines are:

•	Director independence	•	Directors’ access to senior management

•	Executive sessions of independent directors	•	Governing Body access to advisors

•	Board leadership structure	•	Governing Body self-evaluations

•	Selection of new directors	•	Governing Body meetings

•	Director orientation and continuing education	•	Meeting attendance by directors and non-directors

•	Limits on board service	•	Meeting materials

•	Change of principal occupation	•	Board committees, responsibilities and independence

•	Term limits	•	Succession planning

•	Director responsibilities	•	Directors’ access to senior management

•	Director compensation

Board Leadership Structure

Our Corporate Governance Guidelines provide our Governing Body with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders. If the Chairperson of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide that the independent directors of the Board may appoint a lead independent director (the “Lead Director”). The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairperson of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairperson of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairperson of the Board qualifies as independent, the Chairperson of the Board will serve as Lead Director.

The positions of our Chairman of the Board and our Chief Executive Officer are currently served by two separate persons. Mr. Durban serves as the Chairman of the Board and Mr. Emanuel serves as our Chief Executive Officer. Additionally, Mr. Whitesell serves as Executive Chairman.

The Governing Body believes that our current leadership structure of Chief Executive Officer and Chairman of the Board being held by two separate individuals is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chairman of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations, and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. We believe that no one structure is suitable for all companies. Accordingly, the Governing Body will continue to periodically review our leadership structure in light of these factors and the then-current environment and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Controlled Company Exemption

Because Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders control, as a group, more than 50% of our combined voting power for the election of directors, we are considered a “controlled company” for the purposes of the NYSE’s rules and corporate governance standards. As a “controlled company,” we are permitted to and have elected not to comply with certain corporate governance requirements of the NYSE, including those that would otherwise require our Board of Directors to have a majority of independent directors and require that we establish a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors.

Director Independence

Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Governing Body affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Governing Body has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Governing Body has determined that none of Ms. Weaver, Ms. Burns, and Ms. Reses, representing three of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE. In making these determinations, our Governing Body considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Committees

Our Board of Directors has two standing committees: an Audit Committee and a 16b-3 Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Governing Body when necessary to address specific issues. Each of the Audit Committee and the 16b-3 Committee operates under a written charter.

Director	Audit Committee	16b-3 Committee
Ariel Emanuel	—	—
Patrick Whitesell	—	—
Egon Durban	—	—
Stephen Evans	—	—
Fawn Weaver	X	X
Ursula Burns	X	—
Jacqueline Reses	Chair	X

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Executive Committee in its oversight of (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance and independence; and (iv) the design and implementation of the Company’s internal audit function and the performance of the Company’s internal audit function. Our Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing the work of our independent auditor;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•

discussing and reviewing our periodic assessment of our key risk areas and provide oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving or ratifying any related person transactions in accordance with the Company’s Related Person Transaction Policy and Procedures.

The Audit Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Audit Committee has the authority to engage independent legal, accounting and other advisors as it deems necessary or appropriate to assist in carrying out its responsibilities, and we must pay the compensation of such advisors.

Our Audit Committee currently consists of Ms. Burns, Ms. Reses and Ms. Weaver, with Ms. Reses serving as chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our Governing Body has affirmatively determined that each of Ms. Burns, Ms. Reses and Ms. Weaver qualifies as “independent” under NYSE’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act. In addition, our Governing Body has determined that each of Ms. Burns and Ms. Reses qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. In addition, our Governing Body has affirmatively determined that Ms. Burns’ simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on our Audit Committee.

16b-3 Committee

Our 16b-3 Committee reviews and approves transactions involving equity securities of the Company between the Company and its directors and officers subject to Section 16 of the Exchange Act for purpose of exempting such transactions under Rule 16b-3 thereunder.

Our 16b-3 committee currently consists of Ms. Reses and Ms. Weaver. Our Governing Body has determined that each of Ms. Reses and Weaver qualifies as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The 16b-3 committee has the authority to retain or obtain the advice of advisors to assist in carrying out its responsibilities. The 16b-3 committee is empowered to cause the Company to pay the compensation of such advisors as established by the committee.

Board of Directors, Governing Body and Committee Meetings and Attendance

During fiscal year 2022, our Board of Directors met four times, the Governing Body met five times and the Audit Committee met six times. The 16b-3 committee did not meet in 2022. In 2022, each of our incumbent directors attended 100% of the meetings of the Board and committees on which he or she served as a member.

Executive Sessions

At least once a year, the independent directors meet in an executive session that excludes management and any non-independent directors. A director designated by the independent directors presides at the executive sessions.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. Each of our directors attended our annual meeting of stockholders held in 2022.

Director Nominations Process

The Governing Body is responsible for nominating candidates to serve on the Board and its committees. In considering whether to nominate any particular candidate to serve on the Board or its committees or for inclusion in the Governing Body’s slate of recommended director nominees for election at the annual meeting of stockholders, the Governing Body considers the criteria set forth in our Corporate Governance Guidelines.

Specifically, the Governing Body considers candidates of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interests of all stockholders and provide practical insights and diverse perspectives and may take into account many factors, including, but not limited to: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience, gender identification or identification as an underrepresented minority or as LGBTQ+, practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Governing Body may also consider the director’s tenure, performance, past attendance at meetings and participation in and contributions to the activities of the Board and its committees.

We consider diversity, such as gender, race and ethnicity, in identifying director nominees and view such diversity characteristics meaningful factors to consider, but do not have a formal diversity policy. The Governing Body evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider potential conflicts of interest with the candidates’ other personal and profession pursuits.

In identifying prospective director candidates, the Governing Body may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Governing Body also may, but need not, retain a third-party search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governing Body uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Governing Body seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual slate of nominees, the Governing Body also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Ursula Burns was recommended to serve on our Board by our Chief Executive Officer and members of the Board. Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election or re-election, as applicable, at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Governing Body to satisfy its oversight responsibilities effectively in light of our business and structure, the Governing Body focused primarily on the information discussed in each of the Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the

Governing Body’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

The Governing Body will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our bylaws for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210. All recommendations for director nominations received by the Secretary that satisfy requirements set forth in our Bylaws relating to such director nominations will be presented to the Governing Body for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”

Governing Body Role in Risk Oversight

The Board of Directors, including the Governing Body, has overall responsibility for risk oversight, including, as part of regular meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the directors in reviewing our business strategy is an integral aspect of the directors’ assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board and the Governing Body have overall responsibility for risk oversight, and, on an ongoing basis, reviews key long- and short-term material risks, and are supported in this function primarily by its committees.

The Audit Committee assists with risk oversight by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and internal control over financial reporting and disclosure controls and procedures, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, our cybersecurity risk and other risks affecting the Company. Through its regular meetings with management and relevant Company personnel, including, for example, the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board and the Governing Body areas of risk and the appropriate mitigating factors. In addition, our Governing Body regularly receives detailed operating performance reviews, including with respect to existing and emerging material risks, from management. The Board also holds regular meetings to review, discuss and assess matters of material risk to the Company and to further support the Governing Body in its oversight of management’s risk policies and practices and risk mitigation efforts.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee and 16b-3 Committee and other corporate governance information are available under the Governance section of the Investor page of our website, investor.endeavorco.com, or by writing to our Secretary at our offices at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

Code of Conduct

We have a Code of Conduct that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Conduct is available under the Governance section of the Investor page of our website, investor.endeavorco.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K.

Anti-Hedging Policy

Our Governing Body has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. All such transactions involving our equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited.

Communications with the Governing Body

Any stockholder or any other interested party who desires to communicate with our Governing Body, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210. The Secretary will forward the communication to the appropriate director or directors as appropriate.

COMPENSATION COMMITTEE REPORT OF OUR DIRECTORS

As described herein, compensation decisions are made by the Executive Committee and/or a committee and/or subcommittee thereof, composed of one or more of the directors identified below. The undersigned have reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, have determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Ariel Emanuel

Patrick Whitesell

Egon Durban

Stephen Evans

EXECUTIVE COMPENSATION

Executive Summary

We believe that our unique business model gives us a competitive advantage in the industries in which we operate. To maintain such advantage across all of our segments, we believe it is imperative to retain key management whose skill sets are uniquely suited to our business model. As such, the retention and incentivization of our named executive officers was a key consideration of our compensation decisions in 2022. We believe our compensation in 2022 was representative of, and an appropriate award for, our financial and operational successes in 2022 as described below.

2022 Financial and Operating Highlights

In 2022, we achieved several significant financial and operational results. Of particular note were the following achievements:

•	Significant Increases in Revenue and Adjusted EBITDA. We have experienced significant revenue and Adjusted EBITDA increases across all our segments as set forth below:

•

Owned Sports Properties. Revenue for the year ended December 31, 2022 increased $224.1 million, or 20.2%, to $1,332.3 million, compared to the year ended December 31, 2021, due primarily to growth at UFC due to increased media rights fees, greater sponsorship, licensing, commercial PPV and event related revenue from more events with live audiences. The increase was also due to an increase at Professional Bull Riders from the new team series format, an increase in the number of events and the elimination of fan attendance restrictions. In addition, the acquisition of ten Professional Development League baseball clubs in December 2021 and January 2022 that operated under the Diamond Baseball Holdings umbrella contributed $64 million. Adjusted EBITDA for the year ended December 31, 2022 increased $110.5 million, or 20.6%, to $648.2 million, compared to the year ended December 31, 2021.

•

Events, Experiences & Rights. Revenue for the year ended December 31, 2022 increased $420.7 million, or 20.7%, to $2,452.0 million, compared to the year ended December 31, 2021, due to the return of live events in 2022 that were cancelled in 2021 or experienced fan restrictions due to COVID-19. Increases were also due to the Mutua Madrid Open, which was acquired in April 2022, as well as growth in IMG Academy and NCSA, which was acquired in June 2021. Such increases, together with revenue related to OpenBet, which was acquired in September 2022, offset decreases from media rights fees and media production revenue primarily due to the expiration of two European soccer contracts that were not renewed, the UEFA European Championship held in 2021, and a decrease in the volume of CONCACAF matches. Adjusted EBITDA for the year ended December 31, 2022 increased $127.1 million or 58.9% to $342.6 million, compared to the year ended December 31, 2021.

•

Representation. Revenue for the year ended December 31, 2022 decreased $447.6 million, or 22.8%, to $1,512.1 million, compared to the year ended December 31, 2021, due primarily to the sale of the restricted Endeavor Content business, which was sold in January 2022. However, this decrease was partially offset by an increase of $288 million related to client commissions, due primarily to the continued strong demand for our talent and the recovery of live entertainment, predominantly music, and corporate spending on marketing and experiential activations as the prior year was impacted by COVID-19 and, excluding the revenue attributable to the restricted Endeavor Content business, revenue for the year ended December 31, 2022 increased 21% compared to the year ended December 31, 2021. Adjusted EBITDA for the year ended December 31, 2022 increased $86.4 million, or 22.5%, to $469.8 million, compared to the year ended December 31, 2021.

•

Noteworthy Strategic Activity. The Company continued to engage in significant strategic activity, through acquisitions and divestitures, including our acquisitions (1) in April 2022 of the Mutua Madrid Open and related assets, including the Acciona Open de España golf tournament, (2) in August 2022 of Barrett-Jackson Holdings, LLC (“Barrett-Jackson”), which is engaged in the business of collector car auctions and (3) in September 2022 of the OpenBet business of Light & Wonder, Inc. (formerly known as Scientific Games Corporation) (“OpenBet”), which consists of companies that provide products and services to sports betting operators for the purposes of sports wagering. The acquisitions of Mutua Madrid Open and Barrett-Jackson are expected to help us to continue to grow our Events, Experiences & Rights segment of the business, where we own, operate or represent hundreds of global events annually, including live sports events, international fashion weeks, art fairs and music, culinary and lifestyle festivals and major attractions. These acquisitions are discussed in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Overview” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Such financial results and strategic activity were driven in a significant way by our named executive officers and, as a result, were key factors when both establishing incentive compensation levels and finally determining the compensation for our named executive officers for 2022, as further described below.

For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and the reasons why our management believes that presentation of Adjusted EBITDA provides useful information regarding our financial condition and results of operations, see Appendix A. Further, Segment Adjusted EBITDA is discussed in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Segment Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Discussion and Analysis

This compensation discussion and analysis describes our executive compensation program for our named executive officers in respect of our fiscal year ended December 31, 2022, which we refer to herein as “fiscal year 2022,” and includes a discussion of our compensation objectives and philosophy and provides context for the compensation actions reflected in the tabular disclosure that follows.

Our named executive officers for fiscal year 2022 were as follows:

Name	Age	Title
Ariel Emanuel	62	Chief Executive Officer
Patrick Whitesell	58	Executive Chairman
Jason Lublin	51	Chief Financial Officer
Mark Shapiro	53	President and Chief Operating Officer
Seth Krauss	52	Chief Legal Officer

Compensation Objectives and Philosophy

Fiscal year 2022 was a milestone year for us with several operational achievements and fiscal year 2022 financial results showed continued improvement following the impact of the COVID-19 pandemic. We look forward to continuing to build on these significant achievements into 2023 and beyond.

The objective of our corporate compensation and benefits program is to establish and maintain a competitive total compensation program that will attract, motivate and retain the qualified and skilled workforce necessary for our continued success.

Our compensation structure includes pay-for-performance elements designed to align the interests of our named executive officers and our stockholders, motivate our named executive officers to achieve or exceed our targeted financial and other performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a meaningful portion of our named executive officers’ compensation is at-risk and provided in the form of both short-and long-term variable or performance-based compensation and equity awards, the value of which is tied to the equity appreciation of our business. Further, our named executive officers’ involvement in and support of key strategic activity, such as our acquisitions of the Mutua Madrid Open tennis tournament and related assets, Barrett-Jackson and OpenBet, are considered when making determinations of any discretionary cash bonus awards.

The overall level of total compensation for our named executive officers as described herein is intended to be reasonable in relation to, and competitive with, the compensation paid to executives in the industries in which we compete for talent, subject to variation for factors such as the individual’s experience, performance, duties and scope of responsibilities, prior contributions and future potential contributions to our business. Our compensation plans are designed to align with our business strategies, taking into account external market conditions. With these principles in mind, we structure our compensation program to offer competitive total pay packages that we believe enable us to attract, retain and motivate executives with the skill and knowledge that we require, and to ensure the stability of our management team, which is vital to the success of our business.

Setting Executive Compensation

The fiscal year 2022 annual compensation program for Messrs. Emanuel and Whitesell was determined by the Executive Committee (excluding Messrs. Emanuel and Whitesell, as applicable) and, for the other named executive officers, was determined by Mr. Emanuel, as a subcommittee of the Key Executive Sub-Committee (a subcommittee of the Executive Committee, consisting of Messrs. Emanuel and Whitesell). However, notwithstanding the foregoing, any equity compensation granted to our named executive officers also requires approval by both the Executive Committee as well as a committee of non-employee directors. Further, these governing bodies consult with management from time to time on compensation-related decisions (including annual bonus determinations). Management engaged Mercer (US) LLC, a wholly-owned subsidiary of Marsh & McLennan Companies (“Mercer”) in 2022 to provide market data in connection with making recommendations to the applicable governing body regarding executive compensation, including for our named executive officers. Mercer was not engaged by the Executive Committee, the Key Executive Sub-Committee (or any subcommittee thereof) or any committee of non-employee directors in connection with compensation decisions for fiscal year 2022. For fiscal year 2022, Mercer’s aggregate fees equaled approximately $1,118,000, pursuant to which approximately $102,000 related to its services with respect to determining or recommending the amount or form of executive compensation and approximately $1,016,000 related to additional services. We intend to continue having such governing bodies administer our executive compensation programs, until such time as we are required to have a compensation committee or if earlier elect to establish a compensation committee.

In setting an individual named executive officer’s compensation package and determining the relative allocation among different elements of compensation, the applicable governing body, with the consultation of management where appropriate, considers several factors, including, but not limited to:

•	the scope of each named executive officer’s role and responsibilities;

•	each named executive officer’s knowledge, skills, experience, qualifications and tenure;

•	our performance against financial, operational and strategic objectives;

•

the prior performance of each named executive officer, based on an assessment of his contributions to our overall performance, ability to lead his respective business unit(s) or function and work as part of a team;

•	the size and mix of each element that forms the total compensation that may be awarded, including salary, annual cash bonus and equity-based incentives;

•	the alignment of the pay package for a specific named executive officer as compared to the compensation levels of comparable executives within our organization; and

•	prevailing conditions in the market for executive talent.

The compensation of our named executive officers is expected to be reviewed at least annually by our Executive Committee, or a subcommittee of the Executive Committee, as applicable. In addition, throughout the year, our Executive Committee, or a subcommittee of the Executive Committee, as applicable, may review changes in our business, market conditions and the scope of the executive officers’ roles, as well as the roles of all members of the broader management team. Further, our applicable governing bodies may continue to consult with management from time to time on compensation-related decisions and management may engage Mercer or other compensation advisors in connection with making recommendations to the applicable governing body.

Compensation Practice Checklist

We have incorporated the following principles of good governance when making decisions on compensation for the named executive officers in fiscal year 2022.

•

Pay-for-performance: A portion of the total compensation for our named executive officers is designed to encourage the executives to remain focused on both our short-term and long-term operational success and to reward outstanding individual performance.

•

Align Incentives with Stockholders: Our executive compensation program is designed to focus our named executive officers on our key strategic, financial and operational goals that are expected to translate into long-term value-creation for our stockholders. Further, our performance-based equity awards, together with service vesting requirements related to them, are intended to drive the long-term growth in our stock price while limiting inappropriate risk taking by our named executive officers.

•

Support Key Talent Retention: A significant portion of the named executive officers’ equity incentives held prior to our IPO was vested as of the consummation of our IPO. As a result, new equity incentives were established following the IPO and in 2022 for our named executive officers to, among other things, support retention of our key talent.

•	Perquisites: We provide reasonable perquisites that we believe are consistent with our overall compensation philosophy.

•	No Section 280G of the Code or 409A tax gross-ups: We do not provide tax gross-ups in connection with our change in control or deferred compensation plans or programs.

•	No supplemental retirement plans: We do not maintain any supplemental retirement plans.

•	Clawback Policy: We have put a clawback policy in place to maintain a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth.

•

Insider Trading Policy: We have adopted an insider trading compliance policy, which, among other things, prohibits all of our employees and directors, including our named executive officers, from engaging in hedging transactions designed to profit from trading (versus investing) activity or that is designed to profit from or hedge against decreases in value of our securities (provided that nothing prohibits any “officer” (as such term is defined under Rule 16a-(f) of the Exchange Act), including our named executive officers, from pledging our securities, including underlying vested equity or other derivative securities, to the extent permitted by law).

Key Elements of Executive Compensation Program

The primary elements of our executive compensation program are base salary, annual cash bonuses, equity-based compensation in the form of restricted stock units (“RSUs”), performance stock units and stock options, and certain employee benefits and perquisites. Brief descriptions of each principal element of our executive compensation program and its objectives are summarized in the following table and described in more detail below.

Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed cash compensation based on executive officer’s role, responsibilities and individual performance	Attract and retain key executive talent
Annual Cash Bonus	Variable, performance-based cash compensation earned based on financial and individual performance, subject to certain guaranteed minimum annual cash bonuses for certain named executive officers	Attract and retain key executive talent Encourage and reward achievement of annual performance objectives
Equity-Based Compensation	Equity-based compensation that is subject to vesting based on (i) continued employment and (ii) for certain named executive officers, achievement of pre-established share price-based goals	Attract and retain key executive talent Aligning the interests of our executives with those of our stockholders Focus on sustained long-term success of the company
Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans and receipt of certain perquisites	Aid in retention of key executives in a highly competitive market for talent by providing a competitive overall benefits package

Say-on-Pay Advisory Votes

In 2022, we held a “say-on-pay” vote on the company’s executive compensation program as set forth in the proxy statement and 99.1% of the votes cast by stockholders voted “for” the proposal. Given that a substantial majority of stockholders approved the executive compensation program, we continued to apply substantially similar principles in determining the amounts and types of executive compensation and did not implement significant changes as a result of the stockholder advisory vote.

In connection with the proposal seeking advisory approval of the executive compensation program, in 2022, stockholders also voted on a separate non-binding stockholder vote to advise on whether the say-on-pay vote should occur every one, two or three years. A majority (98.7%) of the votes cast by stockholders voted “for” holding such vote every three years. We have decided to accept the advisory vote cast by stockholders and, therefore, an advisory vote on the compensation of our named executive officers will be held every three years until the next required vote on the frequency of stockholder vote is held. Our next say-on-pay vote will be held in fiscal year 2025.

Base Salary

The base salary component of our compensation program is intended to provide a stable level of compensation to each named executive officer commensurate with the named executive officer’s role, experience and duties. The base salary of each named executive officer was initially established in his applicable employment agreement. Subject to any obligation under such employment agreement, however, the applicable governing body of the Company (as described in “Compensation Discussion and Analysis—Setting Executive Compensation” above) establishes the base salary levels for our named executive officers based upon consideration of several factors, including: (1) the named executive officer’s performance in the preceding fiscal year; (2) the anticipated contribution by the named executive officer in the upcoming fiscal year, taking into account the role, responsibility and scope of each position; (3) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); (4) the named executive officer’s length of service and performance over an extended period of time; (5) general economic conditions; and (6) the value and potential value to the named executive officer of the other elements of our compensation program. No single factor is disproportionately weighted and all of the above considerations are addressed collectively in the determination of the named executive officer’s base salary level.

The fiscal year 2022 base salaries of our named executive officers are set forth in the table below. The amounts in the Summary Compensation Table reflect the actual amount paid during fiscal year 2022. There were no increases to base salaries for our named executive officers in 2022.

Name	Fiscal Year 2022 Base Salary
Ariel Emanuel	$4,000,000
Patrick Whitesell	$4,000,000
Jason Lublin	$2,250,000
Mark Shapiro	$3,000,000
Seth Krauss	$1,500,000

Annual Cash Bonuses

In fiscal year 2022, we provided our named executive officers with the opportunity to earn cash bonuses to encourage the achievement of our company performance objectives and to reward our named executive officers based on individual performance and contribution to our success.

Ariel Emanuel. As set forth in Mr. Emanuel’s employment agreement, Mr. Emanuel is entitled to receive an annual bonus with a target bonus amount equal to $6,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and the Executive Committee. For fiscal year 2022, Mr. Emanuel and the Executive Committee determined that Adjusted EBITDA (discussed further on Appendix A) would the performance metric applicable for his 2022 annual bonus and the target amount would be $1,095 million. Under his employment agreement, for each applicable year, if (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in the Company’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, if at least 90% of the performance metric is achieved, Mr. Emanuel may, in our sole discretion, receive an additional cash bonus for the applicable year. For fiscal year 2022, the Executive Committee (other than Mr. Emanuel) determined that the Company’s Adjusted EBITDA was between 100% and 110% of the target Adjusted EBITDA (ultimately being approximately $1,164 million) and therefore, Mr. Emanuel was entitled to receive 100% of his target bonus amount.

In addition, the Executive Committee (other than Mr. Emanuel) determined that Mr. Emanuel should receive a discretionary bonus in the amount of $8,200,000, taking into account, among other things, his contributions to the Company’s total shareholder return over the prior year and fiscal year 2022’s strategic transactions, as described above.

Patrick Whitesell. As set forth in Mr. Whitesell’s employment agreement, Mr. Whitesell was entitled to receive an annual guaranteed bonus in the amount of $2,000,000 for fiscal year 2022. In addition, the Executive Committee (other than Mr. Whitesell) determined that Mr. Whitesell was also entitled to receive a discretionary bonus in the amount of $5,700,000, taking into account, among other things, his contributions to the Company’s total shareholder return.

Jason Lublin, Mark Shapiro and Seth Krauss. As set forth in their respective employment agreements, Mr. Lublin was entitled to receive an annual guaranteed bonus in the amount of $750,000, with an annual target bonus of $2,250,000, Mr. Shapiro had the opportunity to earn an annual cash bonus with a target of $3,000,000 and Mr. Krauss had the opportunity to earn an annual cash bonus with a target of $1,500,000. A subcommittee of the Executive Committee determined that for fiscal year 2022, fifty percent (50%) of the annual bonuses for Messrs. Lublin, Shapiro and Krauss would be based on the Company’s achievement of Adjusted EBITDA, with a target amount of $1,095 million. In connection with the Company’s achievement of the Adjusted EBITDA target (as described above), such subcommittee determined that each of Messrs. Lublin, Shapiro and Krauss were entitled to receive their respective target amount of their annual bonuses. The remaining 50% of the annual bonuses for Messrs. Lublin, Shapiro and Krauss for fiscal year 2022 was determined by our subcommittee in its discretion based on the Company’s and the applicable named executive officer’s performance in 2022. Taking into account such considerations, the applicable governing body determined that Messrs. Lublin, Shapiro and Krauss were also each entitled to receive a bonus in respect of such remaining fifty percent (50%) of their annual bonus in the amount of $1,250,000, $1,500,000 and $750,000, respectively, as well as an additional discretionary bonus as set forth in the table below.

The Company believes, however, that Adjusted EBITDA is a financial measure that is an important supplemental indicator of our operating performance, but is not a measure computed in accordance with GAAP. For a discussion of Adjusted EBITDA, including a reconciliation to the closest GAAP equivalent, please see Appendix A.

In December 2022, the annual cash bonus payments were made to our named executive officers for fiscal year 2022. The following table reflects the minimum and target bonuses applicable for fiscal year 2022 and the actual amounts paid to the named executive officers:

Name	Annual Minimum Bonus		Annual Target Bonus	Actual Adjusted EBITDA- Based Annual Bonus (a)		Actual Discretionary Bonus (b)		Actual Annual Bonus Payout (a)+(b)
Ariel Emanuel	n/a		$6,000,000	$6,000,000		$8,200,000	(4)	$14,200,000
Patrick Whitesell	$2,000,000	(1)	n/a	n/a		$7,700,000	(4)	$ 7,700,000
Jason Lublin	$750,000	(2)	$2,250,000	$1,125,000	(3)	$2,375,000	(5)	$ 3,500,000
Mark Shapiro	n/a		$3,000,000	$1,500,000	(3)	$5,000,000	(5)	$ 6,500,000
Seth Krauss	n/a		$1,500,000	$750,000	(3)	$1,250,000	(5)	$ 2,000,000

(1)	This amount represented a guaranteed bonus for Mr. Whitesell.

(2)	This amount represented a guaranteed bonus for Mr. Lublin.

(3)	This amount represents 50% of the annual target bonus that was determined based on achievement of Adjusted EBITDA target.

(4)	This amount includes any discretionary bonus provided in excess of any annual bonus program, which is included in the “Bonus” column in the Summary Compensation Table below.

(5)

This amount includes (i) 50% of the annual target bonus that was determined by our governing body in its discretion based on the Company’s and the applicable named executive officer’s performance in 2022 (which includes the guaranteed bonus for Mr. Lublin), and (ii) any discretionary bonus provided in excess of any annual bonus program, both of which are included in the “Bonus” column in the Summary Compensation Table below.

Equity-Based Awards

Ariel Emanuel and Patrick Whitesell.

Messrs. Emanuel and Whitesell received certain restricted stock unit awards, including one-time performance-vesting restricted stock unit awards (referred to herein as performance stock unit awards), in 2021 in connection with our IPO, which require both continued growth in our equity value and/or their continued employment, over a long-term period.

In particular, in 2021, Mr. Emanuel received two restricted stock unit awards covering an aggregate of 2,854,168 shares of our Class A common stock, one-third of which were vested upon each of grant, the first anniversary of grant and the remaining one-third of which will vest on the second anniversary of the date of grant (i.e., May 3, 2023), subject to Mr. Emanuel’s continued employment through the vesting date. Mr. Emanuel also received an additional performance stock unit award, which is eligible to be settled in shares of our Class A common stock. Pursuant to the terms of such performance stock unit award, upon our achievement of a price per share of our Class A common stock (calculated based on volume weighted average price thereof) that equals or exceeds $28.50, Mr. Emanuel was entitled to receive a number of shares of Class A common stock equal to $26,500,000, divided by $28.50 (i.e., 929,824 shares). Such first stock price milestone of the award was achieved on June 10, 2021 and Mr. Emanuel was issued restricted shares, two-thirds of which have vested and one-third of which will vest June 10, 2023. Further, pursuant to the terms of such performance stock unit award, each time the price per share of our Class A common stock (calculated based on volume weighted average price thereof) increases by an additional $4.50 (i.e., $33.00, $37.50 and so on), Mr. Emanuel will receive an additional number of shares of Class A common stock equal to $26,500,000, divided by the then-achieved price per share (e.g., for achievement of $33.00, 803,030 shares). Such performance-vesting restricted stock unit award shall remain outstanding and Mr. Emanuel will be eligible to receive such shares upon each such increase for up to ten years following the date of grant (i.e., May 3, 2031). One-third of any shares of our Class A common stock received upon achievement of any applicable share price increase will be vested upon grant and the remainder of such shares will vest in two equal installments on each of the first and second anniversaries of the date of grant, subject to Mr. Emanuel’s continued employment through the vesting date.

Mr. Whitesell also received a performance stock unit award in 2021 pursuant to which, upon our achievement of a price per share of our Class A common stock (calculated based on volume weighted average price thereof) that equals or exceeds $49.00, Mr. Whitesell will receive a number of shares of Class A common stock equal to $100,000,000, divided by $49.00 (i.e., 2,040,816 shares). Thereafter, each time the price per share of our Class A common stock (calculated based on volume weighted average price thereof) increases by an additional $25.00 (i.e., $74.00, $99.00, $124.00 and so on), Mr. Whitesell will receive an additional number of shares of Class A common stock equal to $100,000,000, divided by the then-achieved price per share (e.g., for achievement of $74.00, 1,351,351 shares). Such performance-vesting restricted stock unit award shall remain outstanding and Mr. Whitesell will be eligible to receive such shares upon each such increase for up to ten years following the date of grant (i.e., May 3, 2031). One-third of any shares of our Class A common stock received upon achievement of any applicable share price increase will be vested upon grant and the remainder of such shares will vest in two equal installments on each of the first and second anniversaries of the date of grant, subject to Mr. Whitesell’s continued employment through the vesting date.

Such awards were intended to continue to incentivize Messrs. Emanuel and Whitesell over a period of years and, as such, no additional equity awards were granted to them in 2022. The Company intends, however, to continue to analyze Messrs. Emanuel and Whitesell’s compensation from time to time and may make additional equity grants to them in the future to the extent determined appropriate.

Jason Lublin, Mark Shapiro and Seth Krauss.

Messrs. Lublin, Shapiro and Krauss are each entitled to an annual equity award in their respective employment agreements, in an amount that ranges from (a) for Messrs. Lublin and Shapiro, 75% to 150% of the sum of the named executive officer’s then-current annual base salary and then-current target annual cash bonus and (b) for Mr. Krauss, 50% to 150% of Mr. Krauss’ then-current annual base salary. In 2022, the Executive Committee determined that, taking into account among other things, their contributions to the Company’s total shareholder return over the prior year and fiscal year 2022’s strategic transactions, the named executive officers were eligible for equity awards at the top of such ranges. As such, in 2022, we granted restricted stock units and options to the Messrs. Lublin, Shapiro and Krauss based on such values. On February 22, 2022, Messrs. Lublin, Shapiro and Krauss received 108,765, 132,935 and 36,255 restricted stock units, respectively, and stock options covering 258,581, 316,043 and 86,193 shares of our Class A common stock, respectively. The restricted stock units and stock options each vest in three equal installments on the first, second and third anniversary of the date of grant, subject to each named executive officer’s continued employment through each vesting date.

Modification to Pre-IPO Equity Awards

In addition, on April 27, 2022, the Company entered into a transaction pursuant to which it issued shares of its Class A common stock to certain sellers in exchange for all of the sellers’ respective right, title and interest in and to all of the limited partnership interests of WME IMG China, LP (“Endeavor China”) held by such sellers. Messrs. Lublin, Shapiro and Krauss held fully vested, direct or indirect interests in Endeavor China that were granted prior to our IPO and, in connection with such transaction, Endeavor Operating Company issued 443,824, 88,764 and 56,586 of Endeavor Operating Company Units to Messrs. Lublin, Shapiro and Krauss in exchange for the contribution to Endeavor Operating Company by such named executive officers of all of their direct or indirect interests in Endeavor China (the “Endeavor China Management Flip-Up”).

No new equity awards were granted to Messrs. Lublin, Shapiro or Krauss in connection with the Endeavor China Management Flip-Up. However, for purposes of ASC Topic 718, the Endeavor China Management Flip-Up was treated as a modification of the prior awards to the named executive officers, the incremental fair value of which is reflected in the “Grants of Plan-Based Awards for Fiscal Year 2022” table below.

Severance Protection

We have entered into employment agreements with each of our named executive officers that provide for certain severance payments and benefits if an executive’s employment is terminated under specified conditions. In addition, the vesting of a portion of the equity awards accelerates in connection with qualifying terminations of employment. We believe that these severance benefits are appropriate to remain competitive in our executive retention efforts, recognizing that such benefits are commonly offered by employers competing for similar executive talent. See “—Potential Payments upon Termination of Employment or Change in Control” for additional information.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage and a 401(k) defined contribution plan (including a company matching contribution). We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

While perquisites help to provide our named executive officers a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program. Among the perquisites we provide, certain of our named executive officers receive financial and tax advice services, personal security-related services, club membership, supplemental life insurance, reserved parking, personal cell phone expenses, guest travel on business-related trips on our aircraft, use of our facilities to sponsor a personal event, and tickets to a variety of entertainment and sporting events. The material perquisites received by our named executive officers in 2022 are described below.

Messrs. Emanuel and Whitesell received personal use of the Company’s aircraft, and reserved parking and reimbursement of personal cell phone expenses in 2022. In addition, Mr. Emanuel received certain business management and tax advisory services, and reimbursement for certain personal security-related services.

Mr. Lublin received personal use of the Company’s aircraft, certain tax advisory services and reserved parking in 2022. Mr. Shapiro received personal use of the Company’s aircraft in 2022.

The aggregate incremental cost of such perquisites in 2022 is included in the “All Other Compensation” column of the Summary Compensation Table below. From time to time, our named executive officers use our facilities to sponsor a personal event or meeting, but because they directly pay for costs associated with such events or meetings, there is no aggregate incremental cost to us for such use. From time to time, our named executive officers also use tickets to a variety of entertainment and sporting events that are purchased by us, however, because such tickets are purchased on an annual subscription basis, there is no aggregate incremental cost to us for such use. Further, each such named executive officer is subject to an aircraft time-sharing agreement, pursuant to which he or she reimburses the Company for the incremental costs associated with such flights and because the Company is so reimbursed by the named executive officer for such use, there is no aggregate incremental cost to us for such flights. To the extent, however, that guests accompany our named executive officers on business-related flights on the Company’s aircraft, the incremental cost of such travel, calculated on a cost-per-mile basis based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation, is included. For purposes of calculating incremental costs, we also included the incremental costs of any deadhead flights, or portions thereof, made in connection with such travel.

In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist a named executive officer in the performance of his duties, to make our named executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Clawback Policy

We have instituted a clawback policy to support a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth. The policy applies to all employees designated by the applicable governing body (or its designee), which include our named executive officers (each, a “covered employee”). In the event of a restatement of our financial or operating results, a covered employee can be required to forfeit incentive compensation to the Company to the extent required under applicable law (including with the Sarbanes-Oxley Act). In addition, even if not required by law, the clawback policy permits the recovery of incentive compensation in the event of certain fraudulent, willful or negligent misconduct that results in the Company needing to prepare an accounting restatement due to material noncompliance with any financial reporting requirement.

The SEC adopted final clawback rules in October 2022 and published proposed rules related thereto prepared by the NYSE. We plan to conform our clawback policy to comply with such rules and guidance, once effective.

Risk Analysis

We have reviewed our employee compensation policies, plans and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on Endeavor Operating Company and its subsidiaries and we believe that there are no unmitigated risks created by our compensation policies, plans and practices that create incentives or encourage behavior that is reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table shows the compensation earned by our principal executive officer and our principal financial officer for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022, and our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2022.

The principal positions listed in the table refer to the positions of our named executive officers as of December 31, 2022. All amounts set forth in this table were paid by Endeavor Operating Company or its subsidiaries.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Non-Equity Incentive Compensation ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ariel Emanuel	2022	4,000,000	8,200,000		6,000,000	—	—	868,011	19,068,011
Chief Executive Officer	2021	4,000,000	10,000,000		—	293,746,113	—	431,120	308,177,233
	2020	1,166,667	5,833,333		—	6,686,346	—	691,127	14,377,473
Jason Lublin	2022	2,000,000	2,375,000	(4)	1,125,000	9,428,974	3,238,065	83,619	18,500,658
Chief Financial Officer	2021	2,000,000	3,500,000		—	8,476,909	4,043,524	15,768	18,036,201
	2020	1,181,250	1,368,750		—	—		5,856	2,555,856
Patrick Whitesell	2022	4,000,000	7,700,000	(5)	—	—	—	506,845	12,206,845
Executive Chairman	2021	4,000,000	5,000,000		—	113,958,091	—	143,193	123,101,284
	2020	1,166,667	2,000,000		—	—	—	35,557	3,202,224
Mark Shapiro	2022	3,000,000	5,000,000		1,500,000	5,211,248	3,957,629	68,666	18,737,543
President and Chief Operating Officer	2021	3,000,000	7,768,797		—	20,412,736	10,753,407	60,160	41,995,100
	2020	1,937,500	3,336,143		—	12,805,500	—	20,360	18,099,503
Seth Krauss	2022	1,500,000	1,250,000		750,000	1,871,794	1,079,346	6,100	6,457,241
Chief Legal Officer	2021	1,316,667	3,000,000		—	6,229,256	76,388	—	10,622,311
	2020	729,583	2,350,000		—	—	—	—	3,079,583

(1)

The base salaries in fiscal year 2020 reflect downward adjustments due to the COVID-19 pandemic. Absent such reductions, the base salaries for Messrs. Emanuel, Whitesell, Lublin, Shapiro and Krauss were $4,000,000, $4,000,000, $1,500,00, $3,000,000 and $850,000 in fiscal year 2020.

(2)

The amounts listed in this column represent the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), with respect to the grant of restricted stock units and options, and the incremental fair value calculated in accordance with ASC 718 with respect to modifications to outstanding equity awards in connection with the Endeavor China Management Flip-Up. Assumptions used in calculating these amounts are described in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)

For Mr. Emanuel, the amount reported in this column represents the value of business management and tax advisory services provided to him with an incremental cost equal to $225,000 (the aggregate fees paid for such services by the Company), the value of the aircraft use provided to him with an incremental cost as described below, the value of personal security-related services, the value of reserved parking, personal cell phone expenses, a club membership fee and 401(k) matching contributions. For Mr. Whitesell, the amount reported in this column represents the value of the aircraft use provided to him with an incremental cost as described below, and the value of reserved parking, personal cell phone expenses and the value of 401(k) matching contributions. For Mr. Lublin, the amount reported in this column represents the value of tax advisory services provided to him, the value of reserved parking, the value of 401(k) matching contributions and the value of the aircraft use provided to him with an incremental cost as described below. For Mr. Shapiro, the amounts reported in this column represent the value of 401(k) matching contributions and the value of the aircraft use provided to him with an incremental cost as described below. For Mr. Krauss, the amount reported in this column represents the value of 401(k) matching contributions. From time to time, our named executive officers use our facilities to sponsor a personal event or meeting, but because they directly pay for costs associated with such events or meetings, there is no aggregate incremental cost to us for such use. From time to time, our named executive officers use tickets to a variety of entertainment and sporting events that are purchased by us, however, because such tickets are purchased on an annual subscription basis, there is no aggregate incremental cost to us for such use. From time to time, certain of our named executive officers take personal flights on the Company’s aircraft. However, each such named executive officer is subject to an aircraft time-sharing agreement, pursuant to which he or she reimburses the Company for the incremental costs associated with such flights and because the Company is so reimbursed by the named executive officer for such use, there is no aggregate incremental cost to us. However, to the extent that guests accompany our named executive officers on business-related flights on the Company’s aircraft, the incremental cost of such travel and any deadhead flights or portions thereof is included in this column. Incremental cost is calculated on the basis of cost-per-mile based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation. The aggregate incremental costs associated with such travel for Messrs. Emanuel, Whitesell, Lublin and Shapiro are $591,903, $481,672, $66,448 and $62,566, respectively.

(4)	This amount represents (a) a guaranteed bonus in the amount of $750,000 and (b) a discretionary bonus in the amount of $1,625,000.

(5)	This amount represents (a) a guaranteed bonus in the amount of $2,000,000 and (b) a discretionary bonus in the amount of $5,700,000.

Grants of Plan-Based Awards for Fiscal Year 2022

The following table presents information with respect to each grant of plan-based awards to each named executive officer in fiscal year 2022.

		Estimate Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise price of option awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (10)
Name	Grant / Modification Date	Threshold ($)		Target ($)		Maximum ($)
Ariel Emanuel	—	—		6,000,000	(2)	—		—		—		—	—
Jason Lublin	—	750,000		1,125,000	(3)	—		—		—		—	—
	2/22/2022	—		—		—		—		258,581	(9)	29.91	3,238,065
	2/22/2022	—		—		—		108,765	(7)	—		—	3,253,161
	4/27/2022	—		—		—		443,824	(8)	—		—	6,175,813
Patrick Whitesell	—	—	(1)	—		—		—		—		—	—
Mark Shapiro	—	—		1,500,000	(4)	6,000,000	(6)	—		—		—	—
	2/22/2022	—		—		—		—		316,043	(9)	29.91	3,957,629
	2/22/2022	—		—		—		132,935	(7)	—		—	3,976,086
	4/27/2022	—		—		—		88,764	(8)	—		—	1,235,163
Seth Krauss	—	—		750,000	(5)	—		—		—		—	—
	2/22/2022	—		—		—		—		86,193	(9)	29.91	1,079,346
	2/22/2022	—		—		—		36,255	(7)	—		—	1,084,387
	4/27/2022	—		—		—		56,586	(8)	—		—	787,407

(1)

Mr. Whitesell is entitled to a guaranteed annual bonus of $2,000,000 under his employment agreement. Mr. Whitesell’s annual bonus for 2022 was not tied to achievement of any specified performance measure and, as such, is not included herein.

(2)	This amount represents the target annual bonus payable under Mr. Emanuel’s employment agreement.

(3)	This amount represents 50% of the target annual bonus payable under Mr. Lublin’s employment agreement, which is tied to Adjusted EBITDA performance, and $750,000 of which is guaranteed.

(4)	This amount represents 50% of the target annual bonus payable under Mr. Shapiro’s employment agreement, which is tied to Adjusted EBITDA performance.

(5)	This amount represents the 50% of target annual bonus payable under Mr. Krauss’ employment agreement, which is tied to Adjusted EBITDA performance.

(6)

Pursuant to Mr. Shapiro’s employment agreement, this amount represents the maximum annual bonus payable to Mr. Shapiro under his employment agreement, unless our Board of Directors or other applicable governing body determines otherwise. For 2022, the governing body determined to pay Mr. Shapiro in excess of his contractual entitlement.

(7)

This amount represents the number of time-vesting restricted stock units granted. For more information relating to these restricted stock units, see “Key Elements of Executive Compensation Program – Equity-Based Awards” above and “Outstanding Equity Awards at 2022 Fiscal Year End” following this table.

(8)

This amount represents the number of Endeavor Operating Company Units received in exchange for certain interests in Endeavor China that for purposes of ASC 718, were treated as having been modified in connection with Endeavor China Management Flip-Up. For more information relating to the Endeavor China Management Flip-Up, see “Key Elements of Executive Compensation Program – Equity-Based Awards” above.

(9)

This amount represents the number of stock options granted. For more information relating to these units see “Key Elements of Executive Compensation Program—Equity-Based Awards” above and “Outstanding Equity Awards at 2022 Fiscal Year End” following this table.

(10)

For each grant, this amount represents the grant date fair value calculated in accordance with ASC 718 with respect to the restricted stock units or stock options or the incremental fair value calculated in accordance with ASC 718 with respect to the modification of certain equity awards in connection with the Endeavor China Management Flip-Up, as applicable. Assumptions used in calculating these amounts are described in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Employment Agreements

Employment Agreement with Mr. Emanuel

Endeavor Operating Company and Endeavor Group Holdings are currently party to an employment agreement with Mr. Emanuel that became effective on May 6, 2014 and was subsequently amended on December 31, 2014, October 9, 2017 and March 13, 2019.

The current term of Mr. Emanuel’s employment agreement expires on December 31, 2028. Mr. Emanuel’s employment agreement provides that Mr. Emanuel shall serve as Chief Executive Officer and will report to our Board of Directors. In addition, Mr. Emanuel is entitled, but not obligated, to serve on our Board of Directors (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Emanuel’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Emanuel is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by our Board of Directors and continue to serve in the Board, advisory and ownership positions previously agreed to by our Board of Directors.

For fiscal year 2022, Mr. Emanuel’s employment agreement provided for an annual base salary of $4,000,000. Mr. Emanuel is also entitled to receive an annual bonus with a target bonus amount equal to $6,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and the Executive Committee. If (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in the Company’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, if at least 90% of the performance metric is achieved, Mr. Emanuel may, in our sole discretion, receive an additional cash bonus for the applicable year. Mr. Emanuel’s annual bonus and any discretionary decisions related to such bonus shall be determined by the Executive Committee (excluding Mr. Emanuel).

Mr. Emanuel’s employment agreement further provides that Mr. Emanuel is eligible to participate in all employee benefit programs made available to all active employees, and that Endeavor Operating Company shall maintain for Mr. Emanuel, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000.

Mr. Emanuel’s employment agreement includes confidentiality and assignment of intellectual property provisions, and Mr. Emanuel has also entered into a restrictive covenant agreement pursuant to which he is subject to certain restrictive covenants, including non-disparagement restrictions, that are effective during employment and continue until the second anniversary of the date on which Mr. Emanuel and (if applicable) each of his affiliates ceases to own our equity securities, directly or indirectly or, if earlier, the second anniversary of the date on which Mr. Emanuel’s employment terminates for any reason. Mr. Emanuel’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Whitesell

Endeavor Operating Company and Endeavor Group Holdings are currently party to an employment agreement with Mr. Whitesell that became effective on May 6, 2014 and was subsequently amended on December 31, 2014, October 9, 2017 and March 13, 2019.

The current term of Mr. Whitesell’s employment agreement expires on December 31, 2028. Mr. Whitesell’s employment agreement provides that Mr. Whitesell shall serve as Executive Chairman and will report to our Board of Directors. In addition, Mr. Whitesell is entitled, but not obligated, to serve on our Board of Directors (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Whitesell’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Whitesell is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by our Board of Directors and continue to serve in the board, advisory and ownership positions previously agreed to by our Board of Directors.

For fiscal year 2022, Mr. Whitesell’s employment agreement provided for an annual base salary of $4,000,000. Mr. Whitesell is also entitled to receive an annual “guaranteed” bonus in an aggregate amount equal to $2,000,000, which amount shall be payable to Mr. Whitesell only to the extent he remains in good standing with Endeavor Operating Company and is employed on December 31 of the year in which the guaranteed bonus is earned.

Mr. Whitesell’s employment agreement further provides that Mr. Whitesell is eligible to participate in all employee benefit programs made available to all active employees, and that Endeavor Operating Company shall maintain for Mr. Whitesell, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000.

Mr. Whitesell’s employment agreement includes confidentiality and assignment of intellectual property provisions, and Mr. Whitesell has also entered into a restrictive covenant agreement pursuant to which he is subject to certain restrictive covenants, including non-disparagement restrictions, that are effective during employment and continue until the second anniversary of the date on which Mr. Whitesell and (if applicable) each of his affiliates ceases to own our equity securities, directly or indirectly or, if earlier, the second anniversary of the date on which Mr. Whitesell’s employment terminates for any reason.

Mr. Whitesell’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Lublin

Endeavor Group Holdings and Endeavor Operating Company entered into an employment agreement with Mr. Lublin, effective on April 28, 2021, which was subsequently amended on February 23, 2023.

The term of Mr. Lublin’s employment agreement expires on April 28, 2024. Mr. Lublin’s employment agreement provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Lublin is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by our Board of Directors. During the term of Mr. Lublin’s employment agreement, his principal place of employment is in the Los Angeles metropolitan area.

For fiscal year 2022, Mr. Lublin’s employment agreement provided for an annual base salary of $2,250,000 (until Mr. Lublin’s employment agreement expires) and an opportunity to earn an annual cash bonus of 100% of his annual base salary at the discretion of our applicable governing body based on continued service and the attainment of certain performance metrics provided that Mr. Lublin’s annual cash bonus for each year of the employment agreement term shall not be less than $750,000 (pro-rated as applicable for the final year of the term).

In addition, Mr. Lublin is eligible to receive an annual equity award in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. This equity award is expected to represent an aggregate value ranging from 75% to 150% of the sum of Mr. Lublin’s then-current annual base salary and then-current target annual cash bonus, with 50% of the award to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 50% of the award to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics.

Mr. Lublin’s employment agreement further provides that he is entitled to participate in all of our benefit plans and programs that are provided by us from time to time; provided, that to the extent that there are multiple benefit plans, Mr. Lublin will be entitled to participate in the same level of benefit plans as are available to the active employees of the Company, other than the Chief Executive Officer and Executive Chairman of the Company. The employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Under Mr. Lublin’s employment agreement and/or his equity award agreement entered into on April 19, 2021 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Lublin is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including non-disparagement restrictions, that are effective during the period of his employment and continue until the earlier of (a) the second anniversary of the date on which Mr. Lublin and (if applicable) each of his affiliates ceases to own our equity securities, directly or indirectly or, (b) the second anniversary of the date on which Mr. Lublin’s employment terminates for any reason.

Employment Agreement with Mr. Shapiro

Endeavor Group Holdings and Endeavor Operating Company entered into an employment agreement with Mr. Shapiro, effective on April 28, 2021.

The term of Mr. Shapiro’s employment agreement expires on April 28, 2024. Mr. Shapiro’s employment agreement provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Shapiro is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by our Board of Directors and continue to serve in the board, advisory and ownership positions previously agreed to by our Board of Directors. During the term of Mr. Shapiro’s employment agreement, his principal place of employment is in New York, New York.

For fiscal year 2022, Mr. Shapiro’s employment agreement provides for an annual base salary of $3,000,000 and an opportunity to earn an annual cash bonus with a target of 100% of his annual base salary at the discretion of our Board of Directors or other applicable governing body based on continued service and the attainment of certain performance metrics provided, that Mr. Shapiro’s annual bonus for any year of the employment agreement term shall not exceed 200% of his annual base salary, unless our Board of directors or other applicable governing body determines otherwise.

Mr. Shapiro’s employment agreement further provides that he is entitled to participate in all of our benefit plans and programs and perquisites that are provided by us from time to time to senior executives of the Company, other than those made available exclusively to the Chief Executive Officer and Executive Chairman of the Company.

In addition, Mr. Shapiro is eligible to receive annual equity awards in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. These equity awards are expected to represent an aggregate value ranging from the sum of 75% to 150% of Mr. Shapiro’s then-current annual base salary and then-current target annual cash bonus, with 50% of the value of the award to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 50% of the award to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. The employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Under Mr. Shapiro’s employment agreement and/or his equity award agreement entered into on April 19, 2021 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Shapiro is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, that are effective during the period of his employment and continue until second anniversary of the date on which Mr. Shapiro’s employment terminates for any reason.

Employment Agreement with Mr. Krauss

Endeavor Group Holdings and Endeavor Operating Company entered into an employment agreement with Mr. Krauss, effective on April 28, 2021.

The term of Mr. Krauss’ employment agreement expires on December 31, 2023. Mr. Krauss’ employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Krauss is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by our board of directors. During the term of Mr. Krauss’ employment agreement, his principal place of employment is in New York County.

For fiscal year 2022, Mr. Krauss’ employment agreement provides for an annual base salary of $1,500,000, with an opportunity to earn an annual bonus with a target of 100% of base salary at the discretion of our board of directors or other applicable governing body based on continued service and the attainment of certain performance metrics.

Mr. Krauss’ employment agreement further provides that he is entitled to participate in all of our benefit plans and programs that are provided by us from time to time; provided, that to the extent that there are multiple benefit plans, Mr. Krauss will be entitled to participate in the same level of benefit plans as are available to the active employees of the Company, other than the Chief Executive Officer and Executive Chairman of the Company.

In addition, Mr. Krauss is eligible to receive an annual equity award in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. This equity award is expected to represent an aggregate value ranging from 50% to 150% of Mr. Krauss’s then-current annual base salary, with 50% of the value of the award to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 50% of the value of the award to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. Mr. Krauss’ employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Pursuant to his employment agreement and/or his equity award agreement entered into on April 19, 2021, (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Krauss is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, that are effective during the period of his employment and continue until the second anniversary of the date on which Mr. Krauss’ employment terminates for any reason.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information about the outstanding equity awards held by our named executive officers as of December 31, 2022.

Name	Type of Equity	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Ariel Emanuel	RSUs	5/3/2021	—	—		—	—	173,611	(2)	$3,913,192	—		—
	RSUs	5/3/2021	—	—		—	—	777,778	(2)	$17,531,116	—		—
	RSUs	5/3/2021	—	—		—	—	309,941	(3)	$6,986,070	—		—
	RSUs	5/3/2021	—	—		—	—	—		—	803,030	(4)	$18,100,296	(4)
Jason Lublin	Stock Options	4/28/2021	286,458	143,229	(5)	24.00	4/28/2031	—		—	—		—
	RSUs	5/3/2021	—	—		—	—	52,083	(2)	$1,173,951	—		—
	Stock Options	2/22/2022	—	258,581	(6)	29.91	2/22/2032	—		—	—		—
	RSUs	2/22/2022	—	—		—	—	108,765	(6)	$2,451,563	—		—
Patrick Whitesell	RSUs	5/3/2021	—	—		—	—	—		—	2,040,816	(7)	$45,999,993	(7)
Mark Shapiro	Stock Options	4/28/2021	763,889	381,944	(5)	24.00	4/28/2031	—		—	—		—
	RSUs	5/3/2021	—	—		—	—	139,889	(2)	$3,153,098	—		—
	Stock Options	2/22/2022	—	316,043	(6)	29.91	2/22/2032	—		—	—		—
	RSUs	2/22/2022	—	—		—	—	132,935	(6)	$2,996,355	—		—
Seth Krauss	Stock Options	4/28/2021	38,194	19,097	(5)	24.00	4/28/2031	—		—	—		—
	Stock Options	4/28/2021	12,731	6,366	(8)	24.00	4/28/2031	—		—	—		—
	RSUs	5/3/2021	—	—		—	—	6,944	(2)	$156,518	—		—
	RSUs	5/3/2021	—	—		—	—	4,630	(8)	$104,360	—		—
	RSUs	5/3/2021	—	—		—	—	—		—	22,735	(9)	$512,447	(9)
	Stock Options	2/22/2022	—	86,193	(6)	29.91	2/22/2032	—		—	—		—
	RSUs	2/22/2022	—	—		—	—	36,255	(6)	$817,188	—		—

(1)	Represents the fair market value per share of our Class A common stock of $22.54, as of December 31, 2022.

(2)	As of December 31, 2022, the unvested time-based equity awards were scheduled to vest on May 3, 2023, subject to continued employment through the vesting date.

(3)

As of December 31, 2022, the remaining unvested time-based shares of restricted stock earned under Mr. Emanuel’s performance stock unit award were scheduled to vest on June 20, 2023, subject to continued employment through the vesting date.

(4)

The aggregate number of shares that remain unearned and unvested under Mr. Emanuel’s performance stock unit award is not determinable because they are earned based on future increases to our stock price which are unascertainable. Therefore, we have shown here the number of shares of Class A common stock that would be received upon achieving the immediately subsequent stock price milestone under such award (i.e., $33.00), which we view as a representative amount for purposes of this table taking into account the fiscal year 2022 performance (which resulted in no stock price milestone being achieved). Additional shares may be received upon achievement of subsequent stock price milestones. See “Equity-Based Awards – Ariel Emanuel and Patrick Whitesell” for further details on such award.

(5)	As of December 31, 2022, the unvested time-based equity awards were scheduled to vest on April 28, 2023, subject to continued employment.

(6)

As of December 31, 2022, the unvested time-based equity awards were scheduled to vest in three equal installments on each of February 22, 2023, February 22, 2024, and February 22, 2025, subject to continued employment through the applicable vesting date.

(7)

The aggregate number of shares that remain unearned and unvested under Mr. Whitesell’s performance-vesting restricted stock unit award is not determinable because they are earned based on future increases to our stock price which are unascertainable. Therefore, we have shown here the number of shares of Class A common stock that would be received upon achieving the first stock price milestone under such award (i.e., $49.00), which we view as a representative amount for purposes of this table taking into account fiscal year 2022 performance (which resulted in no stock price milestone being achieved). Additional shares may be received upon achievement of subsequent stock price milestones.

(8)	As of December 31, 2022, the unvested time-based equity awards were scheduled to vest on December 31, 2023, subject to continued employment through the vesting date.

(9)

As of December 31, 2022, one-fourth of the unvested performance-vesting equity awards were scheduled to vest upon the achievement by the Company of each of the following four prices per share of our Class A common stock: $35.13; $38.64; $42.50; and $46.50, subject to continued employment through the applicable vesting date. Such award will remain outstanding and eligible to vest for five years following the date of grant.

Stock Vested During Fiscal Year 2022

The following table sets forth information regarding Endeavor Operating Company Units, shares of restricted stock and restricted stock units that vested during fiscal year 2022 for each of the named executive officers.

		Stock Awards
Name	Award Type	Number of Equity Interests Acquired on Vesting (#)	Value Realized on Vesting of Equity Interests ($)(1)
Ariel Emanuel	Endeavor Operating Company Units	186,860	$4,211,824
	RSUs	951,389	$21,786,808
	Restricted stock	309,942	$6,614,162
Jason Lublin	RSUs	52,084	$1,192,724
Patrick Whitesell	—	—	—
Mark Shapiro	RSUs	139,888	$3,203,435
Seth Krauss	RSUs	11,574	$263,379

(1)	Represents the fair market value per share of our Class A common stock on the date of vesting.

Potential Payments upon Termination of Employment or Change in Control

Severance Payments and Benefits under Employment Agreements

All of our named executive officers are entitled to certain severance benefits following certain terminations of employment. Such severance benefits are described directly below. No severance payments or benefits are payable in the event of a termination for cause.

Ariel Emanuel

If Mr. Emanuel’s employment is terminated without cause or due to a resignation for good reason, he is entitled to receive any unpaid annual bonus for the year prior to the year of termination, which amount shall be paid in lump sum within thirty days of Mr. Emanuel’s termination of employment, and an aggregate amount equal to two (2) times the sum of (x) his base salary and (y) his target bonus, which amount shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Emanuel’s termination of employment. Payment of the salary and target bonus is subject to the execution of a release of claims. Further, if Mr. Emanuel’s employment is terminated due to death or disability, he will be entitled to receive any unpaid annual bonus for the year prior to the year of termination and a pro-rata portion of the target bonus for the year of termination.

Patrick Whitesell

If Mr. Whitesell’s employment is terminated without cause or due to a resignation for good reason, he is entitled to receive any unpaid guaranteed bonus for the year prior to the year of termination, which amount shall be paid in lump sum within thirty days of Mr. Whitesell’s termination of employment, and an aggregate amount equal to two (2) times the sum of (x) his base salary and (y) his guaranteed bonus, which amount shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Whitesell’s termination of employment. Payment of the salary and guaranteed bonus is subject to the execution of a release of claims. Further, if Mr. Whitesell’s employment is terminated due to death or disability, he will be entitled to receive any unpaid guaranteed bonus for the year prior to the year of termination and a pro-rata portion of the guaranteed bonus for the year of termination.

Jason Lublin

If Mr. Lublin’s employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on the later of (x) the end of his employment term (i.e., April 28, 2024) and (y) the first anniversary of the termination date (such period, the “Lublin Severance Period”), and (ii) payment of his guaranteed bonus for each calendar year during the Lublin Severance Period (prorated for any partial year at the end of the Lublin Severance Period). If Mr. Lublin’s employment is terminated due to an employer non-renewal, he shall be entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following termination, and (ii) payment of a full year’s guaranteed bonus under his agreement (i.e., $750,000). If Mr. Lublin’s employment is terminated due to death or disability, he shall be entitled to payment of his target annual bonus for the fiscal year of termination, pro-rated for the portion of the fiscal year he was employed. If Mr. Lublin’s employment is terminated in fiscal year 2024 following April 28, 2024 and other than as a result of an employer non-renewal or by the company for cause, he shall only be entitled to payment of his annual bonus for fiscal year 2024 based on actual performance, pro-rated for the portion of the fiscal year he was employed. Payment of the severance benefits is subject to the execution of a release of claims.

Mark Shapiro

If Mr. Shapiro’s employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on the later of (x) the end of his employment term (i.e., April 28, 2024) and (y) the second anniversary of the termination date (such period, the “Shapiro Severance Period”) and (ii) payment of his target bonus for each calendar year during the Shapiro Severance Period (prorated for any partial year at the end of the Shapiro Severance Period). If Mr. Shapiro’s employment is terminated due to an employer non-renewal, he shall be entitled to (i) continued payment of his base salary as though he had remained employed for twenty-four months following termination and (ii) payment of (x) the annual bonus in the year prior to which termination occurs (the “Prior Year Bonus”) multiplied by two, plus (y) a prorated portion of the Prior Year Bonus for any partial year at the end of the twenty-four month period following such Mr. Shapiro’s termination. If Mr. Shapiro’s employment is terminated due to death or disability, he shall be entitled to payment of his target annual bonus for the fiscal year of termination, pro-rated for the portion of the fiscal year he was employed. If Mr. Shapiro’s employment is terminated in fiscal year 2024 following the third anniversary of our IPO and other than as a result of an employer non-renewal or by the company for cause, he shall only be entitled to payment of his annual bonus for fiscal year 2024 based on actual performance, pro-rated for the portion of the fiscal year he was employed. Payment of the severance benefits is subject to the execution of a release of claims.

Seth Krauss

If Mr. Krauss’ employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following termination, (ii) any guaranteed bonus earned but not yet paid as of the date of termination and his guaranteed bonus for the year of termination, payable when such bonus would have been paid had he remained employed and (iii) any supplemental bonus earned but not yet paid as of the date of termination. If Mr. Krauss’ employment is terminated due to an employer non-renewal, he shall be entitled to (i) continued payment of his base salary as though he had remained employed for six months following termination and (ii) payment of the annual bonus in the year prior to which termination occurs.

Equity Vesting

Ariel Emanuel

If Mr. Emanuel’s employment is terminated without cause or due to a resignation for good reason, his equity awards subject to time-based vesting will become vested. If Mr. Emanuel’s employment is terminated due to his death or disability, the vesting of one-third of his time-based equity awards (including any unvested shares received upon settlement of performance-vesting restricted stock units) will be accelerated.

If Mr. Emanuel’s employment for any reason (other than for cause or due to a resignation without good reason), he will be entitled to receive shares underlying a prorated portion of his performance-vesting restricted stock units based on actual performance through termination and any shares so received shall be fully vested upon grant.

In the event of a change in control, his equity awards subject to time-based vesting will become vested.

Patrick Whitesell

If Mr. Whitesell’s employment for any reason (other than for cause or due to a resignation without good reason), he will be entitled to receive shares underlying a prorated portion of his performance-vesting restricted stock units based on actual performance through termination and any shares so received shall be fully vested upon grant.

Jason Lublin

If Mr. Lublin’s employment is terminated without cause or due to a resignation for good reason his annual equity awards subject to time-based vesting and his remaining equity awards granted in connection with our IPO will become vested.

Mark Shapiro

If Mr. Shapiro’s employment is terminated without cause or due to a resignation for good reason, his annual equity awards subject to time-based vesting and his remaining equity awards granted in connection with our IPO will become vested.

Seth Krauss

If Mr. Krauss’ employment is terminated without cause or due to a resignation for good reason, his annual equity awards subject to time-based vesting and his remaining equity awards granted in connection with our IPO will become vested.

Definitions of “Cause” and “Good Reason”

For purposes of Messrs. Emanuel’s and Whitesell’s employment agreements and equity awards, “cause” generally means: (i) conduct constituting embezzlement, fraud or material misappropriation; (ii) conviction of a felony; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct; (iv) material breach of restrictive covenants applicable to the named executive officer; or (v) material breach of any material obligations under a named executive officer’s employment agreement, that in each case (other than clause (ii)) results in material harm to Endeavor Operating Company and its affiliates. For purposes of the cause definition, any breach of restrictive covenants by Messrs. Emanuel or Whitesell must be made knowingly and any breach of a material obligation under their respective employment agreements must be made willfully.

For purposes of the employment agreements and equity awards of Messrs. Lublin, Shapiro and Krauss, “cause” generally means: (i) conduct constituting embezzlement, fraud or material misappropriation; (ii) conviction of (or in the case of Mr. Shapiro, conduct constituting) a felony; (iii) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (iv) material breach of restrictive covenants applicable to the named executive officer; (v) material breach of any material obligations under a named executive officer’s employment agreement; (vi) material violation of written policies; (vii) use of alcohol or drugs that materially interferes with performance; or (viii) conduct that brings the named executive employer or Endeavor Operating Company and its affiliates into public disrepute.

For purposes of the named executive officers’ employment agreements and equity awards, “good reason” generally means (i) a material breach by Endeavor Operating Company of any material obligation under such named executive officer’s employment agreement and, (ii) for Messrs. Emanuel, Whitesell and Lublin, the relocation of such named executive officer’s principal place of employment outside of the Los Angeles metropolitan area, and for Mr. Krauss, the relocation of his principal place of employment outside of New York County. In addition to the foregoing, the definition of good reason for Messrs. Emanuel and Whitesell includes (i) a material diminution in duties, authorities or responsibilities as chief executive officer or executive chairman, respectively (including, prior to a Sale Transaction pursuant to which Endeavor Operating Company becomes a business unit of a larger parent organization, any requirement that he report to someone other than our Board of Directors), (ii) following the date of a “Triggering Event” (which is defined in our amended and restated certificate of incorporation as the first date on which (x) neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman or (y) neither Messrs. Emanuel nor Whitesell owns securities (including Endeavor Operating Company Units) representing, and/or representing the right to own, in the aggregate, at least 25% of the Class A common stock owned, in the aggregate, by either Messrs. Emanuel or Whitesell as of the completion of our IPO), the assignment of duties materially inconsistent with his position or status with Endeavor Operating Company or (iii) the failure of Endeavor Operating Company to obtain from an acquirer of all or substantially all of its assets an assumption of Endeavor Operating Company’s obligations under the terms of their respective employment agreements.

Definition of “Employer Non-Renewal”

For purposes of Messrs. Lublin’s, Shapiro’s and Krauss’ employment agreements, “employer non-renewal” generally means the occurrence of both of the following: (i) Endeavor Operating Company’s failure to furnish a bona fide offer of employment which provides for annual cash and equity compensation opportunities that are substantially comparable, in the aggregate, to the annual cash and equity compensation opportunities the named executive officer received hereunder (excluding from such comparison, any minimum or guaranteed bonuses or equity awards in connection with our IPO) at any time prior to the expiration of the term of the employment agreement (or for Mr. Krauss, by August 31, 2023) and (ii) the termination of the named executive officer’s employment by Endeavor Operating Company without cause or by the named executive officer for any reason within the thirty (30) day period after the expiration of the term of the employment agreement.

Estimated Payments Upon Termination of Employment or Change in Control

The table below shows the severance payments and benefits that each named executive officer would receive upon (1) death or disability, (2) termination without cause or a resignation with good reason, (3) termination for cause or a resignation without good reason and (4) a change in control. The amounts are calculated as if the date of termination and change in control occurred on December 31, 2022.

	Death or Disability ($)		Termination without Cause or Resignation with Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Change in Control ($)
Ariel Emanuel
Base Salary Continuation	—		8,000,000	(1)	—	—
Bonus	6,000,000	(2)	12,000,000	(3)	—	—
Accelerated Vesting of Equity-Based Awards	28,430,378	(4)	28,430,378	(5)	—	28,430,378	(6)
Jason Lublin
Base Salary Continuation	—		3,025,692	(7)	—	—
Bonus	—		1,008,654	(8)	—	—
Accelerated Vesting of Equity-Based Awards	—		3,625,514	(5)	—	—
Patrick Whitesell
Base Salary Continuation	—		8,000,000	(1)	—	—
Bonus	2,000,000	(2)	4,000,000	(3)	—	—
Accelerated Vesting of Equity-Based Awards	—	(4)	—	(5)	—	—
Mark Shapiro
Base Salary Continuation	—		6,000,000	(7)	—	—
Bonus	—		6,000,000	(8)	—	—
Accelerated Vesting of Equity-Based Awards	—		6,149,453	(5)	—	—
Seth Krauss
Base Salary Continuation	—		1,500,000	(7)	—	—
Bonus	—		1,500,000	(8)	—	—
Accelerated Vesting of Equity-Based Awards	—		1,078,066	(5)	—	—

(1)	This amount reflects the continued payment of two times the named executive officer’s base salary for 24 months following termination of his employment.

(2)	This amount reflects the payment of the named executive’s officer target annual bonus (or for Mr. Whitesell, guaranteed annual bonus).

(3)	This amount reflects the payment of two times the named executive officer’s target annual bonus (or, for Mr. Whitesell, guaranteed annual bonus).

(4)	This amount reflects the accelerated vesting of the remaining one-third of his time-based restricted stock units and restricted shares.

(5)

For Mr. Emanuel, this amount reflects the accelerated vesting of all of his time-based restricted stock units. With respect to his performance stock unit award, he would be entitled to accelerated vesting of a prorated portion of a single tranche of shares under such award (prorated based on the amount by which the average volume weighted average stock price over a 30 consecutive trading day period through the date of termination exceeds the previously achieved stock price milestone, relative to the $4.50 stock price increase required to earn such tranche); however, because the average volume weighted average stock price over a 30 consecutive trading day period through December 31, 2022 was below the previously achieved stock price milestone, there is no amount attributable to such prorated portion for purposes of this table. With respect to Mr. Whitesell’s performance stock unit award, he would also be entitled to a prorated portion of a single tranche of shares under such award (prorated based on the amount by which the average volume weighted average stock price over a 30 consecutive trading day period through the date of termination exceeds $24.00, relative to the $25.00 stock price increase required to earn such tranche); however, because the average volume weighted average stock price over a 30 consecutive trading day period through December 31, 2022 was below $24.00, there is no amount attributable to such prorated portion for purposes of this table. For each of Messrs. Lublin, Shapiro and Krauss, this amount reflects the accelerating vesting of all of his stock options and time-based restricted stock units.

(6)	For Mr. Emanuel, this amount reflects the accelerated vesting of all of his time-based restricted stock units.

(7)

For Mr. Lublin, this amount reflects the continued payment of base salary commencing on the date of termination and ending on April 28, 2024. For Mr. Shapiro, this amount reflects the continued payment of base salary commencing on the date of termination and ending on December 31, 2024. For Mr. Krauss, this amount reflects the continued payment of base salary commencing on the date of termination and ending on December 31, 2023.

(8)

For Mr. Lublin, this amount reflects the payment of Mr. Lublin’s guaranteed bonus for each calendar year through April 28, 2024 (prorated for 2024). For Mr. Shapiro, this amount reflects the payment of Mr. Shapiro’s target bonus for each calendar year through December 31, 2024. For Mr. Krauss, this amount reflects the payment of Mr. Krauss’ target bonus for the calendar year in which his termination occurs.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median-paid employee (“Median Employee”) to the annual total compensation of Mr. Emanuel, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios, and given the fact that workforce composition differs significantly among companies, our pay ratio may not be comparable to the pay ratios reported by other companies. Further, none of our governing body or management has used our pay ratio for purposes of making any compensation-related decisions.

To identify the Median Employee, we defined “employee” as any full-time, part-time, seasonal or temporary individual employed and paid by the Company or any of our consolidated subsidiaries as of October 1, 2022. In accordance with the provisions of Item 402(u) of Regulation S-K, we did not include workers employed, and whose compensation is determined, by a third party or independent contractors. We then calculated each employee’s annual cash compensation, our consistently applied compensation measure, using actual base salary or wages and actual bonus paid for the 12 month period ended September 30, 2022. For employees paid in local currencies, we converted their base salary and bonus into U.S. dollar amounts using an exchange rate as of September 30, 2022. In identifying the Median Employee, we annualized base salary or wages for all permanent full-time and part-time employees who did not work the full fiscal year 2022, but did not make any cost-of-living or other adjustments. Base salary or wages for temporary or seasonal employees was not annualized. We then sorted the employees (excluding our CEO) by their annual cash compensation to determine the median of annual cash compensation to all employees and, thereby, identified the Median Employee. We then calculated the Median Employee’s annual total compensation using the same methodology we used for our named executive officers (including our CEO) as set forth in the 2022 Summary Compensation Table.

For 2022:

•

The annual total compensation of our Median Employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $42,500 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $19,068,011.

•	Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation was 449 to 1.

Pay Versus Performance Table
The following table sets forth information concerning the compensation provided to our NEOs and certain measures of Company performance in the years ended December 31, 2022 and 2021, for services to the Company in all capacities.

	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted EBITDA ($) (6)
Fiscal Year					Total Shareholder Return ($) (4)	Peer Group Index Total Shareholder Return ($) (5)
2022	19,068,011	(166,119,004)	13,975,572	(22,087,622)	89.44	59.17	321,664,000	1,163,528,000
2021	308,177,233	386,056,984	48,778,270	74,807,724	138.45	105.78	(467,479,000)	880,316,000

(1)
Amounts represent compensation actually paid (“CAP”) to our CEO, who was our Principal Executive Officer or “PEO” for each of the years shown, and the average CAP to our remaining NEOs or
“Non-PEO
NEOs” for the relevant fiscal year, as determined under SEC rules, which includes the individuals indicated below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	Ariel Emanuel	Jason Lublin, Patrick Whitesell, Mark Shapiro and Seth Krauss
2021	Ariel Emanuel	Jason Lublin, Patrick Whitesell, Mark Shapiro and Christian Muirhead

(2)	Amounts represent the Summary Compensation Table Total Compensation for the applicable fiscal year adjusted as follows:

Applicable Fiscal Year (“FY”)	2021		2022
	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(293,746,113)	(41,797,020)	—	(6,196,764)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	380,661,677	52,259,552	—	2,943,090
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	38,505,145	3,251,466	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	5,278,021	—	(167,272,426)	(33,210,236)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	37,077,426	8,028,197	(17,914,589)	(1,648,880)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(103,124,000)	—	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—
Increase based on Incremental Fair Value of Options Modified during Applicable FY	13,227,595	4,287,258	—	2,049,596

Total Adjustments	77,879,751	26,029,454	(185,187,015)	(36,063,194)

(3)
The fair values of restricted stock units and stock options included in the CAP to our PEO and the Average CAP to our
Non-PEO
NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in our Annual Report on Form
10-K
for the year ended December 31, 2022. Any changes to the fair values of our time-vesting restricted stock units from the grant date (for current year grants) and from prior year-end
(for prior year grants) are based on our updated stock

price at the respective measurement dates. Any changes to the fair values of our performance-vesting restricted stock units from prior year-end
are based on an updated Monte Carlo simulation model, which utilizes multiple input variables, including expected volatility of our stock price, the risk-free interest rate and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for such award. Any changes to the stock option fair values are based an updated Black-Scholes valuation, which utilizes multiple input variables, including expected volatility of our stock price, the risk-free interest rate and expected life. For all years presented, the meaningful increases or decreases in the year-end
restricted stock unit and stock option fair value from the fair value on the grant date were affected significantly by changes in the stock price. For additional information on the assumptions used to calculate the valuation of the awards, see the notes to our audited consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 and prior fiscal years.

(4)	TSR measured from April 29, 2021, our first trading day on the NYSE.

(5)
The values disclosed represent the measurement period value of an initial fixed investment of $100 on April 29, 2021 in the S&P 500 Media and Entertainment Industry Group Index valued on December 31, 2021 and then valued again on December 31, 2022 (assuming reinvestment of dividends).

(6)
The Company believes Adjusted EBITDA is the financial performance measure most closely linked to the calculation of compensation actually paid. Adjusted EBITDA is a non-GAAP
measure. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Appendix A.

2022 Pay Versus Performance Graphs
Similar to reported compensation in the Summary Compensation Table, “Compensation Actually Paid” does not accurately represent the actual compensation that is or may be received by our named executive officers. However, this information demonstrates the impact that Company performance and stock price performance has on the value of incentives, and accordingly the alignment between total stockholder returns and pay.
Compensation actually paid to our PEO and average compensation actually paid to our non-PEO
named executive officers significantly declined from FY2021 to FY2022. This decline was largely attributed to the revaluing of unvested equity awards based on the change in our share price, from a closing price of $34.89 on December 31, 2021 to a closing price of $22.54 on December 30, 2022.
Our Executive Committee does not consider compensation actually paid when making compensation decisions for the named executive officers. See the Compensation Discussion & Analysis for a description of how our Executive Committee assesses the relationship between named executive officer pay and performance.

Pay Versus Performance Relationships
The chart below provides a comparison between (i) the total stockholder return of the Company and of the S&P 500 Media and Entertainment Industry Group Index assuming a fixed $100 initial investment on April 29, 2021 (the date our Class A common stock began trading on NYSE) and reinvestment of dividends, and (ii) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
named executive officers for the years ended December 31, 2021 and 2022.

	April 29, 2021	FY 2021	FY 2022
Company TSR	$100	$138	$89
S&P 500 Media and Entertainment Index TSR	$100	$106	$59
PEO Compensation Actually Paid (in millions)	—	$386	($166)
Avg. non-PEO NEO Compensation Actually Paid (in millions)	—	$75	($22)

The chart below provides a comparison between (i) the Company’s Net Income and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO
named executive officers for the years ended December 31, 2021 and 2022.

	FY 2021	FY 2022
Net Income (in millions)	($467)	$322
PEO Compensation Actually Paid (in millions)	$386	($166)
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$75	($22)

The chart below provides a comparison between (i) the Company’s Adjusted EBITDA and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO
named executive officers for the years ended December 31, 2021 and 2022.

	FY 2021	FY 2022
Adjusted EBITDA (in millions) (1)	$880	$1,164
PEO Compensation Actually Paid (in millions)	$386	($166)
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$75	($22)

(1)
Adjusted EBITDA is a
non-GAAP
measure. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Appendix A.

The comparisons reflected in the charts above are not intended to forecast the future performance of our stock and may not be indicative
of our future performance.
2022 Pay Versus Performance Tabular List
As required by Item 402(v) of Regulation

S-K,

we are providing the following information regarding the performance measure that we believe represents the most important financial performance measure used by us to link CAP to our NEOs for the fiscal year ended December 31, 2022. Such performance measure represented the only financial performance measure that was used by the company to link compensation actually paid to our named executive officers, for fiscal year 2022, to company performance.

Performance measure
Adjusted EBITDA
For additional details regarding our most important financial performance measures, please see the sections titled “2022 Financial and Operating Highlights” and “Annual Cash Bonuses” in our CD&A elsewhere in this Proxy Statement.

COMPENSATION OF OUR DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ursula Burns	128,000	181,983	309,983
Elon Musk(2)	53,060	—	53,060
Jacqueline Reses	138,463	181,983	320,446
Fawn Weaver	128,000	181,983	309,983

(1)

The amounts listed in this column represent the grant date fair value calculated in accordance with ASC 718 with respect to the grant of restricted stock units during 2022. Assumptions used in calculating these amounts are described in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)	Mr. Musk resigned from our Board of Directors on June 30, 2022.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2022 by each non-employee director.

Name	Stock Awards Outstanding at 2022 Fiscal Year End(1)
Ursula Burns	9,018
Elon Musk	—
Jacqueline Reses	9,018
Fawn Weaver	9,018

(1)	The unvested restricted stock units will vest on the date of our stockholder meeting in 2023.

We maintain a policy pursuant to which each non-employee director (other than those affiliated with Silver Lake) will receive an annual director fee of $107,000 as well as an additional annual fee of $15,000 for service as the chair of our audit committee and an additional annual fee of $21,000 for service (including as chair) on our audit committee, each earned on a quarterly basis. Each non-employee director (other than those affiliated with Silver Lake) will also receive an annual restricted stock unit award with a grant date value of $182,000 which will vest in full on the date of our annual stockholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through such meeting date. The award is further subject to accelerated vesting upon a change in control (as defined in the 2021 Incentive Award Plan). In addition, each director will be reimbursed for out-of-pocket expenses in connection with their services.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column)
Equity compensation plans approved by security holders(1)	10,849,519	(2)	25.55	(3)	8,310,525	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	10,849,519		$25.55		8,310,525

(1)	Consists of the 2021 Incentive Award Plan.

(2)

Consists of options and restricted stock units issued under the 2021 Incentive Award Plan, including unvested performance stock units held by Messrs. Emanuel and Whitesell, pursuant to which Messrs. Emanuel and Whitesell are eligible to receive shares of Class A common stock upon the achievement of certain price per share targets (calculated based on volume weighted average price), and any shares of Class A common stock that may be received thereunder . This amount reflects the number of such performance stock units; however, the number of shares to be received in respect of such performance stock units may exceed the number of restricted stock units held by Messrs. Emanuel and Whitesell. In addition, 628,758 restricted stock unit awards included herein became vested on or prior to December 31, 2022 and an equivalent number of shares were issued in respect thereof in January 2023.

(3)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting and settlement of outstanding RSUs, which have no exercise price.

(4)

Includes 8,310,525 shares available for future issuance under our 2021 Incentive Award Plan, as of December 31, 2022. The number of shares available for issuance under our 2021 Incentive Award Plan automatically increased on January 1, 2023 and will continue to increase automatically on January 1 of each calendar year of the Company beginning in 2024 and ending in 2031, in an amount equal to the lesser of (i) the sum of (x) 0.8% of the aggregate number of outstanding shares of our Class A common stock on the final day of the immediately preceding calendar year, determined on an “as-converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, share of Common Stock and (y) the number of shares of our Class A common stock required in the prior calendar year to satisfy performance-vesting restricted stock units previously issued to Messrs. Emanuel and Whitesell (such required number not to exceed 5,700,000) and (ii) such smaller number of shares determined by our Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Board of Directors does not have a compensation committee. Executive compensation for Messrs. Emanuel and Whitesell is established by the Governing Body (excluding Messrs. Emanuel and Whitesell, as applicable) and, until such time as we are required to have a compensation committee, by a subcommittee of the Governing Body (consisting of Messrs. Emanuel and Whitesell) for the other named executive officers.

During the fiscal year ended December 31, 2022, compensation decisions for Messrs. Emanuel and Whitesell were determined by the Executive Committee (excluding Messrs. Emanuel and Whitesell, as applicable) and, as to other executive officers, by Mr. Emanuel, as a subcommittee of the Key Executive Sub-Committee (a subcommittee of the Executive Committee, consisting of Messrs. Emanuel and Whitesell). In addition to the foregoing, any equity compensation granted to our named executive officers, requires approval by both the Executive Committee and a committee of non-employee directors. Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who made compensation decisions for our named executive officers during 2022 are described in “Certain Transactions with Related Persons.”

During 2022, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving on our Board or Governing Body.

STOCK OWNERSHIP

The tables below set forth information with respect to the beneficial ownership of our Class A common stock, Class X common stock and Class Y common stock by:

•	Each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock, Class X common stock and Class Y common stock;

•	Each of our named executive officers and directors; and

•	All our executive officers and directors as a group.

The amounts and percentages of Class A common stock, Class X common stock and Class Y common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 14, 2023, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of our voting securities is based on 299,739,322 shares of our Class A common stock, 175,836,182 shares of our Class X common stock and 227,523,031 shares of our Class Y common stock issued and outstanding as of April 14, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable or will otherwise vest within 60 days of April 14, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

	Class A Common Stock Owned (on a fully exchanged basis)(1)		Class X Common Stock Owned(2)		Class Y Common Stock Owned(3)		Combined Voting Power(4)
Name and Address of Beneficial Owner	Number	%	Number	%	Number	%	%
Greater than 5% Equityholders
Executive Holdcos(5)(9)	30,047,432	6.3%	30,047,432	17.1%	30,047,432	13.2%	12.6%
Silver Lake Equityholders(6)(9)	174,114,556	36.6%	82,138,074	46.7%	169,392,221	74.5%	70.9%
Jasmine Ventures Pte Ltd(7)	21,038,712	4.4%	—	—	—	—	*
Canada Pension Plan Investment Board(8)	21,038,712	4.4%	—	—	—	—	*
Directors and Named Executive Officers
Ariel Emanuel(5)(9)(10)	42,051,459	8.8%	40,200,649	22.9%	40,200,649	17.7%	16.8%
Patrick Whitesell(5)(9)(11)	38,975,600	8.2%	38,975,600	22.2%	38,975,000	17.1%	16.3%
Jason Lublin(12)	591,657	*	—	—	—	—	*
Mark Shapiro(13)	1,418,387	*	—	—	—	—	*
Seth Krauss(14)	144,470	*	—	—	—	—	*
Egon Durban(6)(9)	174,114,556	36.6%	82,138,074	46.7%	169,392,221	74.5%	70.9%
Stephen Evans	—	—	—	—	—	—	—
Fawn Weaver(15)	16,601	*	—	—	—	—	*
Ursula Bums(16)	15,159	*	—	—	—	—	*
Jacqueline Reses(17)	14,978	*	—	—	—	—	*
All directors and executive officers as a group (10 persons)(18)	227,295,435	47.5%	131,266,891	74.7%	218,521,038	96%	91.4%
* Less than 1%

(1)

Each member of Endeavor Operating Company (other than Endeavor Manager) that holds Endeavor Operating Company Units and an equal number of shares of Class X common stock has the right to cause Endeavor Operating Company to redeem their Endeavor Operating Company Units (and paired shares of Class X common stock) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, which redemption may at Endeavor Group Holdings’ election be effected as a direct purchase by Endeavor Group Holdings in exchange for Class A common stock. In addition, certain entities and individuals hold Endeavor Profits Units and an equal number of shares of Class X common stock, which may be exchanged into Endeavor Operating Company Units based on their in-the-money value at the time of such exchange, and subsequently redeemed for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. Each member of Endeavor Manager (other than us) holds Endeavor Manager Units and an equal number of shares of Class X common stock. Each such member of Endeavor Manager has the right to cause Endeavor Manager to redeem their Endeavor Manager Units (and paired shares of Class X common stock) for, at our election, either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, which redemption may at Endeavor Group Holdings’ election be effected as a direct purchase of Endeavor Manager Units in exchange for its Class A common stock or cash (based on the market price of a share of Class A common stock). The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all Endeavor Operating Company Units, Endeavor Profits Units and Endeavor Manager Units have been redeemed or exchanged for shares of Class A common stock.

(2)

Each member of Endeavor Operating Company (other than Endeavor Manager) and each member of Endeavor Manager that holds Endeavor Operating Company Units or Endeavor Manager Units, as applicable, and an equal number of shares of Class X common stock has the right at any time to cause Endeavor Operating Company or Endeavor Manager, as applicable, to redeem their Endeavor Operating Company Units, or Endeavor Manager Units, as applicable, (and paired shares of Class X common stock) for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock.

(3)

Each member of Endeavor Operating Company (other than Endeavor Manager) that holds Endeavor Operating Company Units and an equal number of shares of Class X common stock has the right to cause Endeavor Operating Company to redeem their Endeavor Operating Company Units (and paired shares of Class X common stock) for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. Upon the disposition of the Class A common stock received by members of Endeavor Operating Company from the exchange of their Endeavor Operating Company Units (and paired shares of Class X common stock), or a Triggering Event, any paired shares of Class Y common stock will be cancelled/redeemed for no consideration.

(4)

Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock, Class X common stock and Class Y common stock, voting together as a single class. Each holder of Class Y common stock is entitled to 20 votes per share, and each holder of Class A common stock and Class X common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. The holders of our Class A common stock, Class X common stock and Class Y common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law. Our Class X common stock and Class Y common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock.

(5)

Includes 30,047,432 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and Endeavor Profits Units) held by the Executive Holdcos. As the members of the executive committee of Executive Holdcos, each of Messrs. Emanuel and Whitesell may be deemed to share beneficial ownership of all the shares held by the Executive Holdcos. The address of each member of Executive Holdcos is 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

(6)

Based solely on information contained in the Schedule 13D/A filed by Silver Lake Group, L.L.C. on July 26, 2021, Silver Lake West HoldCo, L.P. (“West HoldCo”) is the record holder of (i) 495,494 shares of Class A Common Stock and (ii) 82,138,074 Endeavor Operating Company Units and an equal number of paired shares of Class X Common Stock and an equal number of shares of Class Y Common Stock; and Silver Lake West HoldCo II, L.P. (“West HoldCo II” and together with West HoldCo, the “HoldCos”) is the record holder of 91,480,988 shares of Class A Common Stock and 87,254,147 shares of Class Y Common Stock. Egon Durban is the managing member of Silver Lake West VoteCo, L.L.C., which is the general partner of the HoldCos. The principal office of each of Mr. Durban and each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(7)

Based solely on information contained in the Schedule 13G filed by GIC Private Ltd., Jasmine Ventures Pte Ltd. shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. In accordance with Rule 13d-3 under the Exchange Act, this stockholder would be deemed to beneficially own more than five percent of Class A common stock without giving effect to the redemption or exchange of equity discussed in footnote 1. The business address for Jasmine Ventures Pte Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(8)

Based solely on information contained in the Schedule 13G filed by Canada Pension Plan Investment Board (“CPPIB”) on February 14, 2022, CPPIB, through its wholly-owned subsidiary CPP Investment Board (USRE III) Inc., beneficially owns 21,037,712 shares of Class A common stock. None of the members of our Board of Directors has sole voting or dispositive power with respect to the shares of common stock beneficially owned by CPPIB. In accordance with Rule 13d-3 under the Exchange Act, this stockholder would be deemed to beneficially own more than five percent of Class A common stock without giving effect to the redemption or exchange of equity discussed in footnote 1. The address of CPPIB is Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada.

(9)

As a result of the Stockholders Agreement, Executive Holdcos, the Silver Lake Equityholders and Messrs. Emanuel and Whitesell may be deemed to be a group for purposes of Section 13(d) of the Exchange Act. Each of Executive Holdcos, the Silver Lake Equityholders and Messrs. Emanuel and Whitesell disclaims beneficial ownership of any shares which may be deemed beneficially owned solely by reason of the Stockholders Agreement.

(10)

Includes (i) 10,153,217 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of 4,193,328 Endeavor Operating Company Units and 5,959,889 Endeavor Profits Units) beneficially owned by Mr. Emanuel, (ii) 951,389 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 14, 2023 and (iii) 309,941 unvested shares of Class A common stock subject to forfeiture held by Mr. Emanuel. Also includes 500,000 shares of Class A common stock beneficially owned by Mr. Emanuel and held through his personal revocable trust for which he is acting as sole trustee and is sole lifetime beneficiary that have been pledged as collateral for a revolving line of credit agreement, as described in the Schedule 13D/A filed by Mr. Emanuel on March 21, 2022.

(11)

Includes 8,928,168 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of 2,968,279 Endeavor Operating Company Units and 5,959,889 Endeavor Profits Units) beneficially owned by Mr. Whitesell and held through his personal revocable trust for which he is acting as sole trustee and is sole lifetime beneficiary, together with his equity interests in the Executive Holdcos held of record by such trust, which Mr. Whitesell has pledged as collateral for a revolving line of credit agreement, as described in the Schedule 13D/A filed by Mr. Whitesell on October 22, 2021.

(12)

Includes (i) 515,881 shares of Class A common stock underlying stock options that are vested or that will vest within 60 days of April 14, 2023 and (ii) 52,083 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 14, 2023 held by Mr. Lublin.

(13)

Includes (i) 1,251,181 shares of Class A common stock underlying stock options that are vested or that will vest within 60 days of April 14, 2023 and (ii) 138,889 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 14, 2023 held by Mr. Shapiro.

(14)

Includes (i) 98,753 shares of Class A common stock underlying stock options that are vested or that will vest within 60 days of April 14, 2023 and (ii) 6,944 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 14, 2023 held by Mr. Krauss.

(15)	Includes 9,018 shares of Class A common stock underlying restricted stock units held by Ms. Weaver that will vest within 60 days of April 14, 2023.

(16)	Includes 9,018 shares of Class A common stock underlying restricted stock units held by Ms. Burns that will vest within 60 days of April 14, 2023.

(17)	Includes 9,018 shares of Class A common stock underlying restricted stock units held by Ms. Reses that will vest within 60 days of April 14, 2023.

(18)

Includes (i) 1,865,815 shares of Class A common stock underlying stock options that are vested or will vest within 60 days of April 14, 2023, (ii) 1,176,359 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 14, 2023 and (iii) 309,941 unvested shares of Class A common stock that are subject to forfeiture.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of any class of our Common Stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2022 filed with the SEC and on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2022, except that, due to administrative error, each of (i) Ariel Emanuel, our Chief Executive Officer and director, (ii) Patrick Whitesell, our Executive Chairman and director, and (iii) each of the Executive Holdcos (which collectively beneficially own more than 10% of Class X common stock and Class Y common stock) filed a late Form 4 reporting the redemption of common units and exchange of profits units issued by certain of the Executive Holdcos to a former employee of the Company or one of its subsidiaries.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures on Transactions with Related Persons

We have adopted a written related person transaction policy (the “policy”), which sets forth our policy with respect to the review and approval or ratification of all related person transactions. Under the policy, related person transactions will be reviewed and approved or ratified by the Audit Committee and, in certain circumstances, also by the Executive Committee. A “related person transaction” is defined under Item 404(a) of Regulation S-K as, subject to specified exceptions, a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any “related person” (as defined under Item 404(a) of Regulation S-K) had, has or will have a direct or indirect material interest.

Our policy requires that notice of a proposed related person transaction be provided to our legal department and, if our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to the appropriate approving body or bodies for consideration. The policy also provides that the appropriate approving body or bodies review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. We also make periodic inquiries of our directors and executive officers with respect to any potential related person transaction as to which they may have an interest or of which they may be aware.

It is our policy that no director should participate in the approval or ratification of a related person transaction as to which he or she is a related person or otherwise has an interest.

Limited Liability Company Agreement of Endeavor Operating Company

In connection with the IPO, we, Endeavor Manager, Endeavor Operating Company and each of the members of Endeavor Operating Company entered into the Endeavor Operating Company LLC Agreement. In accordance with the terms of the Endeavor Operating Company LLC Agreement, we operate our business through Endeavor Operating Company and its subsidiaries. As sole managing member of Endeavor Manager and the indirect sole managing member of Endeavor Operating Company, we have control over all of the affairs and decision-making of Endeavor Operating Company. As such, we are responsible for all operational and administrative decisions of Endeavor Operating Company and the day-to-day management of Endeavor Operating Company’s business. We will fund any dividends to our stockholders by causing Endeavor Operating Company to make distributions to its equityholders, including the members of Endeavor Operating Company and Endeavor Manager, subject to the limitations imposed by the Senior Credit Facilities, and causing Endeavor Manager to make distributions to its equityholders, including us.

The holders of Endeavor Operating Company Units and Endeavor Profits Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Endeavor Operating Company. Net profits of Endeavor Operating Company will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of equity interests in Endeavor Operating Company, though certain non-pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations and in certain circumstances net profits may be allocated disproportionately to the Endeavor Profits Units. The Endeavor Operating Company LLC Agreement will provide for cash distributions to the holders of Endeavor Operating Company Units and Endeavor Profits Units for purposes of funding their tax obligations in respect of the taxable income of Endeavor Operating Company that is allocated to them. Generally, these tax distributions will be calculated using an assumed tax rate equal to the highest marginal combined income tax rate applicable to an individual or corporation resident in Los Angeles, California or New York, New York (whichever rate is higher), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes (which are subject to substantial limitations for tax years 2018 through 2025). Tax distributions made in respect of Endeavor Operating Company Units (but not Endeavor Profits Units)

will generally be made pro rata in respect of such Units, as and to the extent described in the Endeavor Operating Company LLC Agreement. In certain situations, tax distributions made to Endeavor Manager may be reduced (relative to those tax distributions made to the other members of Endeavor Operating Company) to reflect the income tax rates to which Endeavor Manager and Endeavor Group Holdings are subject and certain other factors. Non pro-rata tax distributions may be paid to holders of Endeavor Profits Units.

The Endeavor Operating Company LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Endeavor Manager (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations, (ii) the redemption or exchange from a member of Endeavor Operating Company of Endeavor Operating Company Units or Endeavor Profits Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange) or (iii) the redemption or exchange from a member of Endeavor Manager of Endeavor Manager Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange)), which proceeds will then be invested in Endeavor Operating Company. Endeavor Operating Company will then issue one Endeavor Operating Company Unit to Endeavor Manager, and Endeavor Manager will issue one Endeavor Manager Unit to us. Similarly, except as otherwise determined by us, Endeavor Operating Company will not issue any additional Endeavor Operating Company Units to Endeavor Manager, and Endeavor Manager will not issue any additional Endeavor Manager Units to us, in each case, unless we issue or sell an equal number of shares of our Class A common stock. Conversely, except as otherwise determined by us, if at any time any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, Endeavor Operating Company will redeem, repurchase or otherwise acquire an equal number of Endeavor Operating Company Units held by Endeavor Manager and Endeavor Manager will redeem, repurchase or otherwise acquire an equal number of Endeavor Manager Units held by us, in each case, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired. In addition, Endeavor Operating Company will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of Endeavor Operating Company Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Manager Units and each class of our common stock. Likewise, Endeavor Manager will not affect any subdivision or combination of Endeavor Manager Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Operating Company Units and each class of our common stock.

Subject to certain exceptions, Endeavor Operating Company will indemnify all of its members and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with Endeavor Operating Company’s business or affairs or the Endeavor Operating Company LLC Agreement or any related document.

Endeavor Operating Company may be dissolved only upon the first to occur of (i) the sale or disposition of substantially all of its assets (ii) a decree of judicial dissolution or (iii) a determination by us. Upon dissolution, Endeavor Operating Company will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Endeavor Operating Company’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their ownership of Endeavor Operating Company Units and Endeavor Profits Units (after giving effect to any obligations of Endeavor Operating Company to make tax distributions).

The Endeavor Operating Company LLC Agreement provides that the members of Endeavor Operating Company (other than Endeavor Manager) (or certain permitted transferees thereof) have the right from time to time, subject to certain restrictions, to cause Endeavor Operating Company to redeem any or all of their vested Endeavor Operating Company Units (and an equal number of shares of Class X common stock), in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings. Subject to certain restrictions, the holders of Endeavor Profits Units have the right to cause Endeavor Operating Company to exchange their vested Endeavor Profits Units into (1) a number of Endeavor Operating Company Units that will generally be equal to (a) the product of (X) the number of vested Endeavor Profits Units to be exchanged with a given per unit hurdle price and (Y) then-current spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the per unit hurdle price of such Endeavor Profits Units divided by (b) the per unit value of an Endeavor Operating Company Unit at the time of the exchange and (2) a corresponding number of shares of our Class X common stock and Class Y common stock, and following such exchange, shall be required to exercise their redemption rights as members of Endeavor Operating Company with respect to such new Endeavor Operating Company Units so issued.

The Endeavor Operating Company LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the members of Endeavor Operating Company (other than Endeavor Manager) and the holders of Endeavor Profits Units are permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the members of Endeavor Operating Company to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the members of Endeavor Operating Company may participate in each such offer without being required to exchange Endeavor Operating Company Units and shares of our Class X common stock.

The Endeavor Operating Company LLC Agreement provides that, in the event of a merger, consolidation or other business combination involving our Company (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our Board of Directors and consummated in accordance with applicable law, we may require that the members of Endeavor Operating Company exchange with us all of their Endeavor Operating Company Units or Endeavor Profits Units, as applicable, for aggregate consideration that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction.

Limited Liability Company Agreement of Endeavor Manager

In connection with the reorganization transactions, we, Endeavor Manager and each of the members of Endeavor Manager entered into the Endeavor Manager LLC Agreement. Following the reorganization transactions, and in accordance with the terms of the Endeavor Manager LLC Agreement, we became the sole managing member of Endeavor Manager. We fund any dividends to our stockholders by causing Endeavor Operating Company to make distributions to its equityholders, including Endeavor Manager, subject to the limitations imposed by the Senior Credit Facilities, and thereafter causing Endeavor Manager to make distributions to us. Endeavor Manager elects to be treated as a corporation for U.S. federal income tax purposes effective upon its date of formation. As the sole managing member of Endeavor Manager, we intend to cause Endeavor Manager to make non-pro rata distributions to us such that we will be able to cover all applicable taxes payable by us, any payments we are obligated to make under the tax receivable agreement we entered into as part of the reorganization transactions and other costs or expenses.

The Endeavor Manager LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Endeavor Manager (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations, (ii) the redemption or exchange from a member of Endeavor Operating Company of Endeavor Operating Company Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange) or (iii) the redemption or exchange from a member of Endeavor Manager of Endeavor Manager Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange)), which proceeds will then be invested in Endeavor Operating Company. Endeavor Manager will thereafter issue one Endeavor Manager Unit to us for each share of our Class A common stock issued by us. Similarly, except as otherwise determined by us, Endeavor Manager will not issue any additional Endeavor Manager Units to us unless we issue or sell an equal number of shares of our Class A common stock. Endeavor Manager will not affect any subdivision or combination of the Endeavor Manager Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Operating Company Units and each class of our common stock, and we will not affect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination of Endeavor Manager Units and Endeavor Operating Company Units.

Subject to certain exceptions, Endeavor Manager will indemnify all of its members, including us, and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with Endeavor Manager’s business or affairs or the Endeavor Manager LLC Agreement or any related document.

Endeavor Manager may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) a determination by us. Upon dissolution, Endeavor Manager will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Endeavor Manager’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their ownership of Endeavor Manager Units.

The Endeavor Manager LLC Agreement provides that the members of Endeavor Manager (or certain permitted transferees thereof) have the right from time to time, subject to certain restrictions, to cause Endeavor Manager to redeem any or all of their vested Endeavor Manager Units (and an equal number of shares of Class X common stock), in exchange for, at our election, shares of our Class A common stock or cash (based on the market price of shares of our Class A common stock), and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings.

The Endeavor Manager LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the members of Endeavor Manager are permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the members of Endeavor Manager to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the members of Endeavor Manager may participate in each such offer without being required to exchange Endeavor Manager Units and shares of our Class X common stock.

The Endeavor Manager LLC Agreement provides that, in the event of a merger, consolidation or other business combination involving our Company (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our Board of Directors and consummated in accordance with applicable law, we may require that the members of Endeavor Manager exchange with us all of their Endeavor Manager Units for aggregate consideration that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction.

Stockholders Agreement

In connection with the IPO, we entered into a Stockholders Agreement (the “Stockholders Agreement”) with Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders and our pre-IPO investors (or their affiliates) that own Class Y common stock. Under the Stockholders Agreement, any permitted Executive Holdcos will be entitled to nominate two directors for election to the Board of Directors and to the Executive Committee of the Board so long as either Mr. Emanuel or Mr. Whitesell is employed as our Chief Executive Officer or Executive Chairman, and will be entitled to nominate one director for election to the Board of Directors and to the Executive Committee so long as either (x) Executive Holdcos own at least 5% of our outstanding common stock (on a fully converted basis) or (y) (i) at least one of Messrs. Emanuel and Whitesell is employed as our Chief Executive Officer or Executive Chairman or (ii) at least one of Messrs. Emanuel or Whitesell owns shares of our Class A common stock representing, and/or own securities representing the right to own, at least 25% of the shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of the IPO. The Silver Lake Equityholders will be entitled to nominate two directors for election to our Board of Directors and to the Executive Committee of the Board so long as they own at least 40% of the shares of common stock held by them immediately following the IPO, and will be entitled to nominate one director for election to our Board of Directors and to the Executive Committee so long as they own at least 10% of the shares of common stock held by them immediately following the IPO. To the extent that the Silver Lake Equityholders are no longer entitled to nominate two Board members pursuant to the Stockholders Agreement, they shall, if requested by our Board of Directors, cause their nominee or nominees to resign, and, if any permitted Executive Holdcos are then entitled to nominate two directors for election to the Board of Directors and to the Executive Committee of the Board, Executive Holdcos will be entitled to nominate directors to fill any such vacancy. Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders, and our pre-IPO investors that own Class Y common stock will agree to vote their shares in favor of the directors nominated by Executive Holdcos and the Silver Lake Equityholders in accordance with the terms of the Stockholders Agreement. Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders, and our pre-IPO investors that own Class Y common stock will otherwise agree to vote their shares in accordance with the recommendation of the Executive Committee and/or the Board of Directors, subject to certain exceptions. In addition, the Company agreed to bear all expenses relating to the initial public offering incurred by the parties to the Stockholders Agreement.

Registration Rights Agreement

In connection with the IPO, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the members of Endeavor Operating Company (other than Endeavor Manager), Executive Holdcos and the members of Endeavor Manager (other than us).

Executive Holdcos, the Silver Lake Equityholders and certain other members of Endeavor Operating Company have the right, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, to require us to register for public resale under the Securities Act all shares of common stock constituting their registrable securities that they request be registered so long as (i) the securities requested to be registered in each registration statement have an aggregate anticipated offering price of at least $75 million, net of underwriting discounts and commissions, or (ii) the securities requested to be registered represent all the registrable securities then held by the requesting stockholder. Under the Registration

Rights Agreement, we will not be obligated to effectuate more than six demand registrations on Form S-1 for Executive Holdcos or more than six demand registrations on Form S-1 for the Silver Lake Equityholders. Executive Holdcos, the Silver Lake Equityholders and certain other members of Endeavor Operating Company have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions.

If a party to the Registration Rights Agreement makes a request for registration, the non-requesting parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights in connection with the request, and if the request is for an underwritten offering, such piggyback registration rights will be subject to underwriter cutback provisions, with priority for registration of shares going first to the parties with piggyback registration rights under the Registration Rights Agreement, on a pro rata basis, second to other securities requested to be included in such registration, and third to us. In addition, the parties to the Registration Rights Agreement will be entitled to piggyback registration rights with respect to any registration initiated by us, and if any such registration is in the form of an underwritten offering, such piggyback registration rights will be subject to customary cutback provisions, with priority for registration of shares going first to us, second to the parties with piggyback registration rights under the Registration Rights Agreement, on a pro rata basis, and third to other securities requested to be included in such registration.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs, and expenses (except underwriting commissions and discounts).

Tax Receivable Agreement

In connection with the transactions undertaken in connection with the IPO, we acquired existing equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described above in exchange for the issuance of shares of our Class A common stock, Class Y common stock and rights to receive payments under the tax receivable agreement and acquired certain existing interests in Endeavor Operating Company from certain of the Other UFC Holders in exchange for cash and rights to receive payments under the tax receivable agreement. As a result of these acquisitions, we succeeded to certain tax attributes of certain of our pre-IPO investors and will receive the benefit of tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries. In addition, redemptions or exchanges of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash are expected to produce favorable tax attributes that would not be available to us in the absence of such redemptions or exchanges.

We have entered into the tax receivable agreement with the Post-IPO TRA Holders that provides for the payment by us to the Post-IPO TRA Holders (or their transferees of Endeavor Operating Company Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using certain assumptions) as a result of (i) any tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries resulting from (a) the acquisition of interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described above and the acquisition of equity interests in Endeavor Operating Company from certain of the Other UFC Holders, (b) future redemptions or exchanges by us of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash or (c) payments made under the tax receivable agreement, (ii) any net operating losses or certain other tax attributes of certain pre-IPO investors or Other UFC Holders that are available to us to offset income or gain earned after the mergers undertaken in connection with our IPO, (iii) any existing tax basis associated with Endeavor Operating Company Units the benefit of which is allocable to us as a result of the exchanges of such Endeavor Operating Company Units for shares of our Class A common stock or cash and (iv) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement. The tax receivable agreement makes certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the covered tax attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of redemptions or exchanges by member of Endeavor Operating Company, the price of our Class A common stock at the time of the redemptions or exchanges, the extent to which such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest. Future payments under the tax receivable agreement could be substantial. The payments under the tax receivable agreement are not conditioned upon any Post-TRA Holder’s continued ownership of us.

In addition, the Post-IPO TRA Holders (or their transferees or other assignees) will not reimburse us for any payments previously made if any covered tax benefits are subsequently disallowed, except that any excess payments made to any Post-IPO TRA Holder (or such holder’s transferees or other assignees) will be netted against future payments that would otherwise be made under the tax receivable agreement, if any, after our determination of such excess. We could make payments to the Post-IPO TRA Holders under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the tax benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, the Post-IPO TRA Holders will have the option to terminate the tax receivable agreement, and we will be required to make a payment to the Post-IPO TRA Holders covered by such termination in an amount equal to the present value of future payments (calculated using a discount rate, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. These provisions of the tax receivable agreement may result in situations where the Post-IPO TRA Holders have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. The Senior Credit Facilities restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our Senior Credit Facilities, such payments will be deferred and will accrue interest until paid.

Learfield IMG College Merger

On December 31, 2018, we completed the merger of our IMG College business with Learfield to form Learfield IMG College (“Learfield”). In connection with the merger, we sold a portion of our equity interests in

Learfield to certain affiliates of the Silver Lake Equityholders and, as of December 31, 2022, had a 42% ownership interest in Learfield, with the Silver Lake Equityholders continuing to hold an equity interest. In connection with this merger, we entered into a Monitoring Agreement with a subsidiary of Learfield, where we agreed to provide certain management and advisory services to Learfield from time to time. For these services such subsidiary agreed to pay us an annual management fee of $3.5 million and to reimburse us for our certain expenses incurred by us in providing services to Learfield.

Management Equity

Several of our senior executives own equity interests in Executive Holdcos, certain senior executives now own Endeavor Profits Units and the other members of the Management Holdcos now own Endeavor Manager Units and paired shares of our Class X common stock and Class Y common stock. We refer to such senior executives and the other members of the Management Holdcos collectively as the “Management Equityholders,” and we refer to the equity interests in Executive Holdcos, Endeavor Profits Units, Endeavor Manager Units, and the shares of Class X common stock owned by such Management Equityholders collectively as the “Management Equity.”

Each Management Equityholder is eligible to exchange a portion of his or her Management Equity for Class A common stock, and the portion of the Management Equity eligible for exchange will increase annually on the anniversary of the Closing of the IPO, with the amount and timing of such increase dependent on the designation of the applicable Management Equityholder. All Management Equity will be exchangeable by the sixth anniversary of the closing of the IPO, provided that twenty percent of the Management Equity held by certain Management Equityholders will not be exchangeable at any time until the earlier of (a) the first anniversary of termination of such Management Equityholder’s employment or (b) such Management Equityholder’s death.

In addition to the equity retention restrictions described above, certain Management Equityholders will be subject to certain restrictive covenants for a period of time (generally up to 24 months) following the date his or her employment with us is terminated.

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Employment Arrangements

We entered into employment and other compensation agreements with certain of our named executive officers in connection with the IPO. See “Executive Compensation.”

Other Transactions

From time to time, we have entered into ordinary course business transactions on market terms with companies that the Silver Lake Equityholders have an ownership stake in, and we may continue to do so in the future.

In December 2021 and January 2022, the Company acquired a total of ten Major League Baseball Professional Development League clubs (the “PDL Clubs”). In September 2022, IMG Worldwide, LLC, a wholly owned subsidiary of the Company (“IMG”), pursuant to a unit purchase agreement, dated August 9, 2022, sold to certain affiliates of Silver Lake the PDL Clubs for an aggregate cash purchase price of approximately $280 million.

WI Investment Holdings, LLC (“WI”) owns, as of December 31, 2022, an indirect interest of approximately 12.7% in the Raine Group (“Raine”), an affiliate of which has provided investment banking services to us from time to time and may continue to provide investment banking services to us in the future. WI is owned in part by (i) affiliates of the Silver Lake Equityholders (the “SL WI Parties”) and (ii) WME Holdco and executives of the Company, including Ariel Emanuel, our Chief Executive Officer and a member of our Board of Directors, Patrick Whitesell, our Executive Chairman and a member of our Board of Directors, Jason Lublin, our Chief Financial Officer, and Mark Shapiro, our President and Chief Operating Officer (collectively, the “WME WI Parties”). The SL WI Parties and WME WI Parties have an attributable indirect interest in Raine of approximately 6.7% and 5.1% respectively. Endeavor paid Raine an aggregate of approximately $26.8 million for such investment banking services in fiscal year 2022. In February 2022, IMG US, LLC, a wholly owned subsidiary of the Company, committed $5.0 million to Raine Venture Partners III LP, a fund managed by affiliates of Raine.

Professional Bull Riders, LLC, a wholly-owned subsidiary of the Company within the Company’s owned sports properties business (“PBR”), is the owner of premier professional bull riding tours that promotes and produces bull riding events around the world. PBR created a new competitive team-based league format series (the “League”) whereby bull riders will be drafted to or signed by a team and compete as members of independent teams. In January 2022, Egon Durban, the Chairman of the Company’s Board of Directors, has acquired a sanction to one of such PBR sanctioned teams (a “Team”) on terms substantially the same as for others acquiring a Team. As part of his owning a Team, Mr. Durban has elected to have PBR or an affiliate of PBR provide services for his Team, the terms and cost of which services are on terms that are substantially the same as for other Team owners who may elect such services. During the year ended December 31, 2022, Egon Durban, through his Team, paid approximately $4.85 million in purchase price and other fees in connection with owning such Team, and his Team received $1.47 million in payments from PBR during such period.

Ursula Burns, a member of our Board of Directors, is a client of The Harry Walker Agency (“HWA”), a wholly-owned subsidiary of the Company and entity that represents individuals in connection with speaking engagements for which HWA receives a standard and customary commission. For the year ended December 31, 2022, Ms. Burns’ speaking engagements resulted in gross fees of $150,000 payable to Ursula Burns, with $135,000 of such amount paid to charitable and/or educational institutions on Ms. Burns’ behalf and with the remainder paid to HWA as a customary commission.

PROPOSAL NO. 3

Approval of Amended and Restated 2021 Incentive Award Plan

On April 24, 2023, our Executive Committee approved, subject to shareholder approval, the Amended and Restated 2021 Incentive Award Plan (the “A&R 2021 Incentive Plan”) to increase the aggregate number of shares authorized for issuance under the plan from 21,700,000 million shares to 25,700,000 million shares (subject to an automatic annual increase as described below) and increase the maximum aggregate value of cash fees and equity awards that may be awarded to a non-employee director during any one fiscal year from $600,000 to $750,000.

Purpose of Proposed Amended and Restated 2021 Incentive Award Plan

The A&R 2021 Incentive Plan is designed to (i) to attract and retain key employees, directors, consultants, advisors and other Eligible Persons (as defined in the A&R 2021 Incentive Plan) and to motivate such Eligible Persons to serve the Company and affiliates and to expend maximum effort to improve business results and earnings of the Company by providing them the opportunity to acquire an interest in the operations and future success of the Company, and (ii) align the interests of such Eligible Persons with those of the Company’s shareholders. The Company desires to continue to provide equity awards in the future as long-term incentives and has determined that its ability to attract, retain, reward and motivate employees and other service providers will be limited unless additional shares of Class A common stock are available for grant under the A&R 2021 Incentive Plan. While the Board is cognizant of the potential dilutive effect of compensatory share awards, it also recognizes the significant benefits that are achieved from making such awards.

As of April 14, 2023, the record date of the meeting, outstanding grants under the 2021 Incentive Award Plan and shares of Class A common stock remaining available for grant under the 2021 Incentive Award Plan are provided in the table below:

Shares of Class A common stock Outstanding(1)	299,739,322
Shares of Class A common stock available for future issuance(2)	5,634,683
Options Outstanding	4,150,684
Unvested Restricted Stock Units Outstanding	9,082,216
Unvested Performance Restricted Stock Units Outstanding(3)	1,225,546
Weighted Average Exercise Price of Stock Options Outstanding	$25.48
Weighted-Average Remaining Duration (Years) of Stock Options Outstanding	8.24 years

(1)

Amount includes 344,279 unvested restricted shares granted under the 2021 Incentive Award Plan, including 309,941 unvested restricted shares granted to Mr. Emanuel in respect of his existing performance stock units and 34,338 unvested restricted shares previously granted to employees who are not executive officers.

(2)

Amount excludes any increases in the shares of Class A common stock available for issuance as a result of any future annual increase contemplated by the 2021 Incentive Award Plan (including the “Supplemental Share Increase,” as described below).

(3)

Amount excludes unvested performance stock units held by Messrs. Emanuel and Whitesell, pursuant to which Messrs. Emanuel and Whitesell are eligible to receive shares of Class A common stock upon the achievement of certain price per share targets (calculated based on volume weighted average price), and any shares of Class A common stock that may be received thereunder.

As of April 14, 2023, the closing price per share of Class A common stock was $24.45.

Overview of Key Changes Implemented by the A&R 2021 Incentive Plan

The A&R 2021 Incentive Plan implements the following key changes to the existing 2021 Incentive Award Plan:

•

Increases the number of shares of our Class A common stock currently authorized for issuance under the A&R 2021 Incentive Plan from 21,700,000 to 25,700,000 (subject to the annual increase to the share reserved as currently contemplated by the 2021 Incentive Plan (including in connection with the Supplemental Share Increase));

•	Increases the number of shares of our Class A common stock which may be granted as incentive stock options under the A&R 2021 Incentive Plan to 25,700,000; and

•

Increase the maximum value of equity awards that may be awarded to a non-employee director during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, from $600,000 to $750,000.

The summary above is qualified in its entirety by reference to the actual terms and conditions of A&R 2021 Incentive Plan, which is incorporated by reference to Appendix B to this Proxy Statement.

Reasonable Equity Dilution and Key Historical Equity Metrics

In determining the number of shares of Class A common stock to request for approval to reserve for issuance under the A&R 2021 Incentive Plan, our executive team worked with our compensation consultant to evaluate a number of factors, including our recent and anticipated share usage under the A&R 2021 Incentive Plan, market practices for burn rate and overhang, and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the A&R 2021 Incentive Plan. Specifically, we considered the following:

•

In the fiscal year following the fiscal year of our initial public offering (i.e., 2022), equity awards representing a total of approximately 3,373,897 shares of Class A common stock (on an “as converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of Class A common stock) were granted under the 2021 Incentive Award Plan, for an annual equity burn rate of 1.1%.

•

Equity burn rate is calculated by dividing (i) the number of shares subject to equity awards granted during the fiscal year by (ii) the (basic) weighted-average number of common shares during the fiscal year 2022. We expect the proposed aggregate share reserve under the A&R 2021 Incentive Plan to provide us with enough shares for awards for approximately two years, assuming we continue to grant awards consistent with our current practices and historical usage, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices.

•

As of April 14, 2023, approximately 5,634,683 shares remained available for issuance under the 2021 Incentive Plan, which is our only equity incentive plan with shares available for issuance. In fiscal year 2022, the end of year overhang rate was approximately 6.6%. Overhang is calculated by dividing (i) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year (including outstanding unvested restricted shares, but excluding unvested performance stock units held by Messrs. Emanuel and Whitesell and any shares eligible to be received thereunder) plus shares remaining available for issuance for future awards at the end of the fiscal year by (ii) the number of shares outstanding at the end of the fiscal year.

In light of the factors described above and the currently outstanding awards and shares available for issuance under the 2021 Incentive Award Plan, and the fact that the ability to continue to grant equity compensation is vital in our view to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the A&R 2021 Incentive Plan is reasonable and appropriate at this time.

The A&R 2021 Incentive Plan Contains Equity Compensation Best Practices

The A&R 2021 Incentive Plan authorizes the issuance of equity-based compensation in the form of stock options, SARs, restricted shares, restricted stock units, dividend equivalents, stock payments and performance-based awards structured by the Board within parameters set forth in the A&R 2021 Incentive Plan, for the purpose of providing our directors, officers, employees and consultants equity compensation, incentives and rewards for superior performance. Some of the key features of the A&R 2021 Incentive Plan that reflect our commitment to effective management of incentive compensation and that are consistent with best practices in equity compensation to protect our stockholders’ interests are as follows:

•

Broad-based eligibility for equity awards. We grant equity awards to a portion of our full-time employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•	No liberal change of control definition. The change of control definition does not create a “liberal” change in control.

•

No discounted stock options. All stock options granted under the A&R 2021 Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of our Class A common stock on the date the stock option is granted.

•

No liberal share recycling. Consistent with the current plan, the A&R 2021 Incentive Plan does not permit the recycling of shares used to satisfy the exercise price of options or used to satisfy tax withholding on options or stock appreciation rights. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the exercised award cease to be available under the A&R 2021 Incentive Plan.

•

Non-employee director compensation limit. The sum of any cash compensation, or other compensation, and the grant date fair value of awards granted to a non-employee director for services as a non-employee director during any calendar year, shall not exceed $750,000 (increased from $600,000 under the existing 2021 Incentive Award Plan).

•	No tax gross-ups. The A&R 2021 Incentive Plan does not provide for any tax gross-ups.

Summary of A&R 2021 Incentive Plan

The principal features of the A&R 2021 Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the actual terms and conditions of A&R 2021 Incentive Plan, which is incorporated by reference to Appendix B to this Proxy Statement.

Administration

The A&R 2021 Incentive Award Plan will be administered by (i) our governing body, currently our Executive Committee, (ii) if our Executive Committee is the governing body and so directs, our board of directors or (iii) solely to the extent required to satisfy the exemption under the provisions of Section 16b-3, our board of directors or a committee of our board of directors (the administrator, the “Committee”). The Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the A&R 2021 Incentive Award Plan and to adopt, alter and repeal rules, guidelines and practices relating to the A&R 2021 Incentive Award Plan. The Committee will have full discretion to administer and interpret the A&R 2021 Incentive Award Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility.

Any current or prospective employees (except those covered by a collective bargaining agreement), directors, officers, consultants or advisors of the Company or its subsidiaries who are eligible for awards under applicable securities law and selected by the Committee will be eligible for awards under the A&R 2021 Incentive Award Plan. Except as otherwise required by applicable law or regulation or stock exchange rules, the Committee will have the sole and complete authority to determine who will be granted an award under the A&R 2021 Incentive Award Plan (subject to certain exceptions). As of April 14, 2023, approximately 14,756 persons, including 11,250 employees, 6 officers, 3,500 consultants and advisors and 3 non-employee directors were eligible to receive awards under the A&R 2021 Incentive Award Plan.

Number of Shares Authorized.

The number of shares of our Class A common stock that are initially reserved for issuance under the A&R 2021 Incentive Award Plan may not exceed the sum of 25,700,000 shares of our Class A common stock and an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on and including January 1, 2031 equal to the lesser of (a) the sum of (I) eight-tenths of one percent (0.8%) of the total number of outstanding shares of our Class A common stock, as of the close of business on the last business day of the prior calendar year, determined on an “as-converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of our Class A common stock (including common units of Endeavor Operating Company and Endeavor Manager and profits units of Endeavor Operating Company and Endeavor Manager which are exchangeable pursuant to the applicable operating agreement of each), and without regard to any timing, vesting or other restrictions on redemptions therein and without regard for any hurdle price related thereto (and assuming no redemptions for cash), and except as provided in the foregoing, without regard to the conversion, exercise, exchange or redemption of any other securities into or for shares of our Class A common stock plus (II) an aggregate number of shares of Class A common stock equal to the “Supplemental Share Increase” (as described below), and (b) such smaller number of class A common stock as may be determined by our governing body. The “Supplemental Share Increase” generally equals the amount of shares that may be received by Messrs. Emanuel and Whitesell in connection with certain of their equity interests in the Company, provided such amount shall not exceed 5,700,000 shares of our Class A common stock in any year.

No more than 25,700,000 shares of our Class A common stock may be issued with respect to incentive stock options under the A&R 2021 Incentive Award Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the A&R 2021 Incentive Award Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $750,000, provided, that such limit shall not apply to any awards issued to a non-employee director in respect of any one- time initial equity grant upon a non-employee director’s appointment to our board of directors or in the event of extraordinary circumstances, to the extent such non-employee director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving other non-employee directors.

If any award granted under the A&R 2021 Incentive Award Plan expires, terminates, is canceled, forfeited, exchanged or surrendered without being vested, settled or exercised (including, without limitation, pursuant to an Exchange Program), or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of our Class A common stock subject to such award will again be made available for future grants. Notwithstanding the foregoing, certain shares shall not become available for future issuance under the plan, including those shares that are (a) tendered by participants, or withheld by the Company, as full or partial payment to the Company upon exercise of stock options granted under the A&R 2021 Incentive Award Plan, (b) reserved for issuance upon the grant of stock appreciation rights, to the extent that the number of reserved shares of Class A common stock exceeds the number of shares of Class A common stock actually issued upon the exercise of the stock appreciation rights, (c) purchased on the open market by us with cash proceeds received from exercise or (d) tendered to pay the exercise price of an award or to satisfy withholding taxes owed. Notwithstanding the above, after the tenth anniversary of the earlier of (a) the date on which the A&R 2021 Incentive Award Plan was adopted by the board and (b) the date that the A&R 2021 Incentive Award Plan was approved by our stockholders, no shares shall again be available for future grants of awards under the A&R 2021 Incentive Award Plan to the extent that such return of shares would at such time cause the A&R 2021 Incentive Award Plan to constitute a “formula plan” or constitute a “material revision” of the A&R 2021 Incentive Award Plan subject to shareholder approval under then-applicable rules of the NYSE (or any other applicable exchange or quotation system).

Change in Capitalization.

If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other relevant change in capitalization or applicable law or circumstances, such that the Committee determines that an adjustment to the terms of the A&R 2021 Incentive Award Plan (or awards thereunder) is necessary or appropriate, then the Committee may make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the A&R 2021 Incentive Award Plan, the number of shares covered by awards then outstanding under the A&R 2021 Incentive Award Plan, the limitations on awards under the A&R 2021 Incentive Award Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine to be appropriate.

Awards Available for Grant.

The Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock or cash-based awards, dividend equivalent awards or any combination of the foregoing. Awards may be granted under the A&R 2021 Incentive Award Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “Substitute Awards”).

Stock Options.

The Committee will be authorized to grant options to purchase shares of our Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the A&R 2021 Incentive Award Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the A&R 2021 Incentive Award Plan will be subject to the terms and conditions established by the Committee. Under the terms of the A&R 2021 Incentive Award Plan, the exercise price of the options will not be less than the fair market value of our Class A common stock at the time of grant (except with respect to Substitute Awards). Options granted under the A&R 2021 Incentive Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum term of an option granted under the A&R 2021 Incentive Award Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that, if the term of a non-qualified option would expire at a time when trading in the shares of our Class A common stock is prohibited by any exchange or insider trading policy that may be established by the Company or Endeavor Manager or any “black-out” or similar period under the Company’s or Endeavor Manager’s policies covering trading of securities, solely in respect of Nonqualified

Stock Options, the option’s term shall be automatically extended until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our Class A common stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Committee may permit in its sole discretion, including: (i) in other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our Class A common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of Class A common stock will be settled in cash. No incentive stock options may be granted after the tenth anniversary of the earlier of (a) the date of approval by our board of directors or (b) the date of approval by our stockholders.

Stock Appreciation Rights.

The Committee will be authorized to award SARs under the A&R 2021 Incentive Award Plan. SARs will be subject to the terms and conditions established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the A&R 2021 Incentive Award Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our Class A common stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs shall be established by the Committee and reflected in the award agreement.

Restricted Stock.

The Committee will be authorized to grant restricted stock under the A&R 2021 Incentive Award Plan, which will be subject to the terms and conditions established by the Committee. Restricted stock is Class A common stock that generally is non-transferable and is subject to other restrictions determined by the Committee for a specified period. Any accumulated dividends will be payable at the same time as the underlying restricted stock vests.

Restricted Stock Unit Awards.

The Committee will be authorized to award restricted stock unit awards, which will be subject to the terms and conditions established by the Committee. A restricted stock unit award, once vested, may be settled in common shares based on the number of units earned, or in cash equal to the fair market value of the number of common shares to be received upon settlement based on the number of units earned, at the election of the Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. If and to the extent provided in an award agreement, the holder of outstanding restricted stock units may be granted dividend equivalents payable upon or in connection with the payment by us of dividends on shares of our Class A common stock, either in cash or, at the sole discretion of the Committee, in shares of our Class A common stock or other property having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Committee, be credited on the amount of the payments in respect of dividend equivalents at a rate and subject to such terms as determined by the Committee. Payments in respect of dividend equivalents (and interest thereon, as applicable) shall be payable at the same time as the underlying restricted stock units are settled.

Other Stock or Cash Based Awards; Dividend Equivalents.

The Committee will be authorized to grant awards of unrestricted shares of our Class A common stock, awards that provide for cash payments, rights to receive grants of awards at a future date or other awards denominated in shares of our Class A common stock under such terms and conditions as the Committee may determine and as set forth in the applicable award agreement. Other stock or cash based awards may be available as a form of payment in settlement of other awards granted under the A&R 2021 Incentive Award Plan, as stand-alone payments, as part of or in settlement of a bonus, deferred bonus, deferred compensation, phantom equity or other arrangement or as a payment in lieu of compensation to which a participant is otherwise entitled. The Committee may also provide dividend equivalents alone or as part of an award, on a current or deferred basis, on such terms and conditions as may be determined by the Committee.

Performance Criteria.

The Committee may select performance criteria for awards granted under the A&R 2021 Incentive Award Plan for the purposes of establishing performance goals for an applicable performance period. The performance criteria that may be used to establish performance goals under the A&R 2021 Incentive Award Plan may include, but are not limited to, the following: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes); adjusted net income; operating earnings or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital (or invested capital) and cost of capital; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects; market share; economic value; and individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

Effect of a Change in Control.

Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a participant and us, in the event of a change in control, if a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) within the twelve-month period following a change in control, then the Committee may (but is not obligated to) provide that (i) all then-outstanding options and SARs will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units (including without limitation a waiver of any applicable performance goals); provided that any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that is determined to become fully vested and immediately exercisable shall be based on the assumed achievement of target performance as determined by the Committee and prorated for the number of days elapsed from the grant date of such award through the date of termination. Notwithstanding the above, the Committee shall exercise such discretion over the timing or settlement of any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability.

Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order, unless the Committee permits the award to be transferred to a permitted transferee (as defined in the A&R 2021 Incentive Award Plan).

Amendment.

The Committee may amend, suspend or terminate the A&R 2021 Incentive Award Plan at any time, subject to stockholder approval if necessary to comply with any tax, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Executive Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary.

Clawback/Forfeiture.

Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 10D-1 of the Exchange Act) and/or the rules and regulations of the Exchange or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the A&R 2021 Incentive Award Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The Code requires that, for treatment of an option as an incentive stock option, shares of our Class A common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to employees designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain employees designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain employees designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain employees designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain employees designated in those Sections.

Other Stock or Cash-Based Awards. A participant generally will recognize ordinary income upon the receipt of the shares or cash underlying stock or cash based awards in an amount equal to the fair market value of the shares or the amount of the cash. We will be able to deduct in the same amount for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain employees designated in those Sections.

Dividend Equivalents. A participant will generally not be subject to tax upon grant of a dividend equivalent award. Rather, upon payment in respect of a dividend equivalent, the participant generally will recognize ordinary income in the amount of such payment. We will be able to deduct the same amount for U.S. federal income tax purposes, but the deduction may be limited under Section 280G and 162(m) of the Code for compensation paid to employees designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to certain employees designated in Section 162(m) of the Code, currently including, but not limited to, to (a) its chief executive officer, chief financial officer and the three other officers whose compensation is required to be disclosed in its proxy statement (or any of the foregoing employees for any preceding taxable year beginning after December 31, 2016) and (b) for any taxable year beginning after December 31, 2026, any employee who is among the five highest compensated employees for such taxable year (other than those described in (a) above for such taxable year). As discussed above, our board of directors believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our named executive officers and other highly compensated employees in a manner that we believe can best promote our corporate objectives. As a result, while we may take into account any limitations of Section 162(m), we intend to continue to compensate our executive officers and other highly compensated employees in a manner consistent with the best interests of our stockholders and reserve the right to award compensation (including compensation under the A&R 2021 Incentive Award Plan) that may not be deductible under Section 162(m) where the Company believes it is appropriate to do so.

New Plan Benefits

Except as set forth in the table below, which represent (i) grants of shares that may be issued to Messrs. Emanual and Whitesell in respect of existing performance stock units, (ii) annual grants of equity awards to Messrs. Lublin, Shapiro and Krauss and certain other employees pursuant to contractual arrangements, and (iii) annual grants of restricted stock units to our non-employee directors pursuant to our director compensation policy that will be made on the date of the annual meeting, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the A&R 2021 Incentive Plan will be determined in the discretion of the Committee in the future, and the Committee has not made any determination to make future grants to any such persons under the A&R 2021 Incentive Plan, as so amended, as of the date of this proxy statement. Therefore, except as noted below (which reflect awards that are assumed to be made on an annual basis), it is not possible to determine the benefits that will be received in the future by participants in the A&R 2021 Incentive Plan, as so amended, or the benefits that would have been received by such participants if the A&R 2021 Incentive Plan, as so amended, had been in effect in the year ended December 31, 2022.

Name and Position	Dollar Value ($)		Number of Shares (#)
Named Executive Officers:
Ariel Emanuel, Chief Executive Officer	$26,500,000		803,030	(1)
Patrick Whitesell, Executive Chairman	$100,000,000		2,040,816	(2)
Jason Lublin, Chief Financial Officer	6,750,000	(3)	—	(4)
Mark Shapiro, President and Chief Operating Officer	9,000,000	(3)	—	(4)
Seth Krauss, Chief Legal Officer	2,250,000	(3)	—	(4)
All Current Executive Officers as a Group	144,500,000		—	(4)
All Current Non-Executive Directors as a Group	546,000	(5)	—	(4)
All Employees, including all Current Officers who are not Executive Officers, as a Group	31,380,000	(6)	—	(4)

(1)

The aggregate number of shares that remain unearned and unvested under Mr. Emanuel’s performance stock unit award is not determinable because they are earned based on future increases to our stock price which are unascertainable. Therefore, we have shown here the number of shares of Class A common stock that would be received upon achieving the immediately subsequent stock price milestone under such award (i.e., $33.00), which we view as a representative amount for purposes of this table. Additional (or no) shares may be received depending upon achievement of the applicable stock price milestones.

(2)

The aggregate number of shares that remain unearned and unvested under Mr. Whitesell’s performance-vesting restricted stock unit award is not determinable because they are earned based on future increases to our stock price which are unascertainable. Therefore, we have shown here the number of shares of Class A common stock that would be received upon achieving the first stock price milestone under such award (i.e., $49.00), which we view as a representative amount for purposes of this table. Additional (or no) shares may be received upon achievement of the applicable stock price milestones.

(3)

Pursuant to their employment agreements, Messrs. Lublin, Shapiro, and Krauss, the executive officer will receive annual equity awards of up to 150% of (a) for Messrs. Lublin and Shapiro, the sum of their annual base salary and target bonus and (ii) for Mr. Krauss, their annual base salary.

(4)

The aggregate number of shares subject to equity awards to be granted to executive officers, non-employee directors and other employees is not included in the table above as such number will depend on the value of our Class A common stock on the grant date.

(5)

Pursuant to our director compensation program, each non-employee director (other than those affiliated with Silver Lake) serving on our Board on the date of this Annual Meeting will be awarded a restricted stock award covering a number of shares having a value equal to $182,000. The amount represents awards to four non-employee directors.

(6)	Pursuant to existing employment arrangement(s), certain employee(s) are entitled to receive restricted stock units and/or stock options.

Additional Prior Award Information

The table below sets forth summary information concerning the number of shares of our Class A common stock subject to equity awards received by certain persons under the A&R 2021 Incentive Plan as of April 14, 2023. As of April 14, 2023, the closing price per share of Class A common stock was $24.45. Certain awards set forth in this table for the named executive officers were granted in 2022 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors (other than those affiliated with Silver Lake) were granted in 2022 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	Options (#)	Restricted Stock Units (#)
Named Executive Officers:
Ariel Emanuel, Chief Executive Officer	—	3,958,335	(1)
Patrick Whitesell, Executive Chairman	—	4,166,667	(1)
Jason Lublin, Chief Financial Officer	688,268	574,528
Mark Shapiro, President and Chief Operating Officer	1,461,876	1,069,166
Seth Krauss, Chief Legal Officer	162,581	237,943
All Current Executive Officers as a Group	2,312,725	10,006,639
All Current Non-Executive Directors as a Group	—	46,738
Current Director Nominees
Ursula Burns	—	15,159
Each Associate of any such Directors, Executive Officers or Nominees	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—
All Employees, including Current Officers who are not Executive Officers, as a Group	4,340,698	20,769,411

(1)

Messrs. Emanuel and Whitesell were granted performance stock units in 2021 pursuant to which they are eligible to receive shares of Class A common stock upon the achievement of certain price per share targets (calculated based on volume weighted average price). This amount reflects the number of such performance stock units; however, the number of shares to be received in respect of such performance stock units may exceed the number of restricted stock units held by Messrs. Emanuel and Whitesell.

Equity Compensation Plan Information

See the “Securities Authorized For Issuance Under Equity Compensation Plans” table on page 56 above for additional information regarding the A&R 2021 Incentive Plan.

Governing Body Recommendation

The Governing Body unanimously recommends a vote FOR the A&R 2021 Incentive Plan.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2024 (the “2024 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210, in writing not later than December 30, 2023.

Stockholders intending to present a proposal at our 2024 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting no earlier than the close of business on March 15, 2024 and no later than the close of business on February 13, 2024. The notice must contain the information required by our bylaws. In the event that the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after June 13, 2024, then our Secretary must receive such written notice not earlier than the close of business on the 90th day prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements under Rule 14a-19(b) of the Exchange Act.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In connection with our solicitation of proxies for our 2024 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2022 ANNUAL REPORT, ADDITIONAL INFORMATION AND WEBSITE DISCLOSURE

Our 2022 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our 2022 Annual Report, including our Annual Report on Form 10-K for fiscal year ended December 31, 2022, at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

You also can find more information about us online at our investor relations website located at www.investor.endeavorco.com. Filings we make with the SEC and any amendments to those reports are available free of charge on our website as soon as reasonably practicable after we electronically file such material with the SEC. The information posted on or accessible through our website is not incorporated into this Annual Report.

Investors and others should note that we announce material financial and operational information to our investors using press releases, SEC filings and public conference call webcasts, and by postings on our investor relations site at investor.endeavorco.com. We may also use our website as a distribution channel of material Company information. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Governing Body,

Seth Krauss
Chief Legal Officer

Beverly Hills, California

April 28, 2023

APPENDIX A

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings, tax receivable agreement liability adjustment, and certain other items when applicable.

Management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes and the tax receivable agreement, which may not be comparable with other companies based on our tax and corporate structure.

Adjusted EBITDA is used as one of the primary bases to evaluate our consolidated operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA does not reflect any cash requirement for such replacements or improvements; and

•	Adjusted EBITDA is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

We compensate for these limitations by using Adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.

Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered in isolation or as an alternative to net income (loss) as indicators of our financial performance, as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, such use is limited because it does not include certain material costs necessary to operate our business. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. This non-GAAP financial measure, as determined and presented by us, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of our most directly comparable financial measure calculated in accordance with GAAP to this non-GAAP financial measure on a consolidated basis.

Adjusted EBITDA

	Years Ended December 31,
(in thousands)	2022	2021
Net income (loss)	$321,664	$(467,479)
Benefit from income taxes	(648,503)	(22,277)
Interest expense, net	282,255	268,677
Depreciation and amortization	266,775	282,883
Equity-based compensation expense(1)	210,163	532,467
Merger, acquisition and earn-out costs(2)	68,728	60,904
Certain legal costs(3)	16,051	5,451
Restructuring, severance and impairment(4)	13,258	8,490
Fair value adjustment - equity investments(5)	(12,029)	(21,558)
Equity method losses - Learfield and Endeavor Content(6)	218,566	76,135
Gain on sale of the restricted Endeavor Content business(7)	(463,641)	—
Tax receivable agreement liability adjustment(8)	873,264	101,736
Other(9)	16,977	(54,887)

Adjusted EBITDA	$1,163,528	$880,316

(1)	Equity-based compensation represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The decrease for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was primarily due to the modification of certain pre-IPO equity-based awards primarily to remove certain forfeiture and discretionary call terms in 2021. Equity-based compensation was recognized in all segments and Corporate for the year ended December 31, 2022.

(2)

Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to remain our employees.

Such costs for the year ended December 31, 2022 primarily related to professional advisor costs of approximately $40 million and related to all of our segments. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were approximately $28 million, which primarily related to our Representation segment.

Such costs for the year ended December 31, 2021 primarily related to fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments of approximately $35 million, which primarily related to our Events, Experiences & Rights and Representation segments. Professional advisor costs were approximately $25 million and related to all of our segments and Corporate.

(3)	Includes costs related to certain litigation or regulatory matters in each of our segments and Corporate.

(4)	Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the year ended December 31, 2022 primarily related to an investment impairment in our Events, Experiences & Rights segment, a write off of an asset in Corporate and the restructuring expenses in our Events, Experiences & Rights and Representation segments.

Such costs for the year ended December 31, 2021 included approximately $6 million related to the impairment of goodwill and $3 million for severance and restructuring expenses, both primarily related to our Representation and Events, Experiences & Rights segments.

(5)	Includes the net change in fair value for certain equity investments with and without readily determinable fair values, based on observable price changes.

(6)

Relates to equity method losses, including impairment charges, from our investment in Learfield and from the 20% interest we retained in the restricted Endeavor Content business, which we sold in January 2022.

(7)	Relates to the gain recorded for the sale of the restricted Endeavor Content business, net of transaction costs of $15.0 million.

(8)

For the year ended December 31, 2022, includes the adjustment for the tax receivable agreement liability related to the expected realization of certain tax benefits after concluding that such TRA payments would be probable based on estimates of future taxable income over the term of the TRA.

For the year ended December 31, 2021, includes a $92.6 million expense for the tax receivable agreement liability related to the expected realization of certain tax benefits, including the release of a valuation allowance, in connection with the sale of the restricted Endeavor Content business, which closed in January 2022, and a $9.1 million expense due to a change in estimates related to the tax receivable agreement liability.

(9)

For the year ended December 31, 2022, other was comprised primarily of losses of approximately $28 million on foreign exchange transactions, which related to all of our segments and Corporate, a gain of approximately $23 million related to the sale of DBH, which related to our Owned Sports Properties segment and losses of approximately $7 million related to forward foreign exchange contracts which related to our Events, Experiences & Rights segment and Corporate.

For the year ended December 31, 2021, other was comprised primarily of approximately $29 million related to a loss on debt extinguishment, which related primarily to Corporate, losses of approximately $17 million on foreign exchange transactions, which related to all of our segments and Corporate and a loss of approximately $11 million related to non-cash fair value adjustments of embedded foreign currency derivatives.

APPENDIX B

ENDEAVOR GROUP HOLDINGS, INC.

AMENDED AND RESTATED 2021 INCENTIVE AWARD PLAN

(As amended and restated effective April 24, 2023)

1. Purpose. The Endeavor Group Holdings, Inc. Amended and Restated 2021 Incentive Award Plan (as amended from time to time, the “Plan”) is intended to help Endeavor Group Holdings, Inc., a Delaware corporation (including any successor thereto, the “Company”), and Affiliates (i) to attract and retain key employees, directors, consultants, advisors and other Eligible Persons and to motivate such Eligible Persons to serve the Company and Affiliates and to expend maximum effort to improve business results and earnings of the Company by providing them the opportunity to acquire an interest in the operations and future success of the Company, and (ii) align the interests of such Eligible Persons with those of the Company’s shareholders. To this end, the Plan provides for, among other things, the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock or cash based awards and dividend equivalents. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. This Plan constitutes an amendment and restatement of the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan, effective as of April 28, 2021 (the “Existing Plan”). In the event that the Company’s shareholders do not approve this Plan, Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan as in effect immediately prior to the date this Plan is approved by the Board.

2. Effective Date. The Plan shall be effective as of the Effective Date. In the event that the Company’s shareholders do not approve this Plan, Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan as in effect immediately prior to the date this Plan is approved by the Board. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the earlier of (a) the date on which the Plan was adopted by the Board and (b) the date the Plan was approved by the Company’s stockholders.

3. Definitions. The following definitions shall apply throughout the Plan:

(a) “Affiliate” means (i) any Subsidiary and (ii) any other person or entity that directly or indirectly controls, is controlled by or is under common control with the Company or OpCo. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock or Cash Based Award or Dividend Equivalent granted under the Plan.

(c) “Award Agreement” means the agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan.

(d) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or any Subsidiary, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and any Subsidiary, or (ii) if “cause” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or any Subsidiary, or severance plan in which the Participant is eligible to participate, means: (A) the Participant’s commission of any act or omission that results in or could reasonably be expected to result in conviction of, or entry of a plea of no contest to (x) a felony or (y) a misdemeanor involving moral turpitude (or the equivalent of a misdemeanor involving moral turpitude or a felony in a jurisdiction other than the United States), (B) the Participant’s gross negligence or willful misconduct, or a willful failure to attempt in good faith to substantially perform his or her duties (other than due to physical illness or incapacity), (C) the Participant’s material breach of a provision of any employment agreement, consulting agreement, directorship agreement or similar services agreement or offer letter between the Participant and the Company or any Subsidiary, or any non-competition, non-disclosure or non-solicitation agreement with the Company or any Affiliate, (D) the Participant’s material violation of any written policies adopted by the Company or any Affiliate governing the conduct of persons performing services on behalf of the Company or any Affiliate, (E) the Participant’s obtaining any material improper personal benefit as result of breach by the Participant of any covenant or agreement (including a breach by the Participant of the Company’s code of ethics or a material breach by the Participant of other written policies furnished to the Participant relating to personal investment transactions) of which the Participant was or should have been aware, (F) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any Affiliate, (G) the Participant’s use of alcohol or drugs that materially interferes with the performance of his or her duties, or (H) willful or reckless misconduct in respect of the Participant’s obligations to the Company or Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment or service that in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or any Affiliate. Notwithstanding anything to the contrary herein or elsewhere, if, within six (6) months following a Participant’s termination of employment or service for any reason other than by the Company or any Subsidiary for Cause, the Company or any Subsidiary determines that such Participant’s termination of employment or service could have been for Cause, such Participant’s termination of employment or service will be deemed to have been for Cause for all purposes, and such Participant will be required to disgorge to the Company all amounts received under this Plan, any Award Agreement or otherwise that would not have been payable to such Participant had such termination of employment or service been by the Company or any Subsidiary for Cause. The determination of whether Cause exists shall be made by the Committee in its sole discretion.

(g) “Change of Control” means, in the case of a particular Award, unless the applicable Award Agreement (or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or any Subsidiary) states otherwise, any of the following events or series of related events after the Effective Date: a merger or consolidation of the Company with any other Person or Persons, including a tender offer followed by a merger in which holders of Class A common stock of the Company, par value $0.00001 per share, receive the same consideration per share paid in the tender offer, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A common stock, Class B common stock, Class X common stock and Class Y common stock of the Company, $0.00001 par value per share, immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) by virtue of the consummation of any transaction or series of transactions, immediately following which, the Company and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly-owned Subsidiaries of a holding company, and the record holders of the Class A common stock, Class B common stock, Class X common stock and Class Y common stock of the Company, $0.00001 par value per share, immediately prior to such transaction or series of transactions, together with the record holders of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in the Company and the Other Constituent Companies and such transaction or transactions would not otherwise constitute a “Change of Control” assuming references to the Company are references to such holding company or (iii) at any time that the Persons set forth on Schedule A, collectively, continue to beneficially own, directly or indirectly, securities of the Company representing more than 35% of the combined voting power of the Company’s then-outstanding voting securities and no other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that does not include the Persons set forth on Schedule A, beneficially owns, directly or indirectly, securities of the Company representing a greater percentage of the combined voting power of the Company’s then-outstanding voting securities than that then beneficially owned by the Persons set forth on Schedule A. Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the event or series of events described above with respect to such Award (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(i) “Committee” means (i) the Governing Body, (ii) if the Company’s Executive Committee (as defined in the Company’s certificate of incorporation as may be amended and/or restated from time to time) is the Governing Body and so directs, the Board or (iii) solely to the extent required to satisfy the exemption under the provisions of Rule 16b-3 promulgated under the Exchange Act in respect of Awards, the Board or a committee of the Board.

(j) “Common Stock” means Class A common stock of the Company, par value $0.00001 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

(k) “Disability” of a Participant means, unless otherwise set forth in an applicable Award Agreement, that such Participant is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) determined to be disabled in accordance with a long-term disability insurance or similar program maintained by the Company or is subject to a determination by the U.S. Social Security Administration (or similar non-U.S. governmental authority) that he or she is totally disabled.

(l) “Dividend Equivalent” means a right to receive the equivalent value (in cash, shares of Common Stock or other property) of dividends paid on shares of Common Stock, awarded under Section 10(b).

(m) “$” shall refer to the United States dollars.

(n) “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

(o) “Effective Date” means the date on which the Plan, as amended and restated, is approved by the Board, subject to approval of this Plan by the Company’s shareholders.

(p) “Eligible Director” means a director who satisfies the conditions set forth in Section 4(a) of the Plan.

(q) “Eligible Person” means any (i) individual employed by the Company or a Subsidiary; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person, (ii) director or officer of the Company or a Subsidiary, (iii) consultant or advisor to the Company or any of the Subsidiaries who may be offered securities registrable on Form S-8 under the Securities Act, or (iv) prospective employee, director, officer, consultant or advisor who has accepted an offer of employment or service from the Company or the Subsidiaries (and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or a Subsidiary) and otherwise may be offered securities registrable on Form S-8 under the Securities Act.

(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(s) “Exchange Program” means a program (i) under which (A) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (B) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee, (C) the exercise price of an outstanding Award is reduced or increased or (ii) which otherwise constitutes a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted. The Committee will determine the terms and conditions of any Exchange Program in its sole discretion.

(t) “Exercise Price” has the meaning set forth in Section 7(b) of the Plan.

(u) “Fair Market Value” means, (i) with respect to Common Stock on a given date, (x) if the Common Stock is listed on a national securities exchange, the closing sales price of a share of Common Stock reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date. Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a share of Common Stock as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

(v) “Governing Body” has the meaning set forth in the Company’s certificate of incorporation as may be amended and/or restated from time to time.

(w) “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

(x) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(y) “Immediate Family Members” has the meaning set forth in Section 15(b)(b)(ii) of the Plan.

(z) “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.

(aa) “Manager” means Endeavor Manager, LLC.

(bb) “NYSE” means The New York Stock Exchange.

(cc) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(dd) “OpCo” means Endeavor Operating Company, LLC.

(ee) “Option” means an Award granted under Section 7 of the Plan.

(ff) “Option Period” has the meaning set forth in Section 7(c) of the Plan.

(gg) “Other Stock or Cash Based Award” means an Award granted under Section 10 of the Plan.

(hh) “Participant” has the meaning set forth in Section 6 of the Plan.

(ii) “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal(s) for an applicable performance period. The Performance Criteria that may be used to establish Performance Goals include, but are not limited to, the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; and (xxiii) individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

(jj) “Performance Goals” shall mean, for any applicable performance period, one or more goals established in writing by the Committee based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, division, business unit, or an individual. The achievement of each Performance Goal shall be determined with reference to methodology determined appropriate by the Committee.

(kk) “Permitted Transferee” has the meaning set forth in Section 15(b)(b)(ii) of the Plan.

(ll) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (ii) an underwriter temporarily holding securities pursuant to an offering of such securities.

(mm) “Released Unit” has the meaning set forth in Section 9(d)(d)(i) of the Plan.

(nn) “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.

(oo) “Restricted Stock” means an Award of Common Stock, subject to certain specified restrictions, granted under Section 9 of the Plan, including, without limitation, any such Awards that vest based upon and/or subject to achievement of Performance Goals (i.e., performance shares).

(pp) “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan, including, without limitation, any such Awards for which the amount delivered is based upon and/or subject to achievement of Performance Goals (i.e., performance stock units) and/or for which delivery of shares of Common Stock may occur over time based on achievement of Performance Goals or otherwise.

(qq) “SAR Period” has the meaning set forth in Section 8(c) of the Plan.

(rr) “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

(ss) “Strike Price” has the meaning set forth in Section 8(b) of the Plan.

(tt) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(uu) “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company or OpCo.

(vv) “Substitute Awards” has the meaning set forth in Section 5(e) of the Plan.

4. Administration.

(a) The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) institute and determine the terms and conditions of an Exchange Program, (v) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (vi) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (viii) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent required to satisfy the exemption under the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable), or any exception or exemption under applicable securities laws or the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

(b) Subject to the requirements of applicable law, the Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are non-employee members of the Board or are otherwise subject to Section 16 of the Exchange Act. Any such delegation may be revoked by the Committee at any time.

(c) As further set forth in Section 15(e) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without shareholder approval if such approval is required by applicable securities laws or regulation or NYSE listing guidelines.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e) To the fullest extent permitted by law, no member of the Board or the Committee, or any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud, a willful criminal act or a willful criminal omission). Each Indemnifiable Person shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud, willful criminal act or willful criminal omission, or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) Awards. The Committee may grant Awards to one or more Eligible Persons.

(b) Share Limits. Subject to Section 12 of the Plan and subsection (e) below, the following limitations apply to the grant of Awards:

(i) the number of shares of Common Stock that are reserved for issuance and may be delivered in the aggregate pursuant to Awards granted under the Plan may not exceed the sum of (A) 25,700,000 and (B) an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on and including January 1, 2031 equal to the lesser of (x) the sum of (I) eight-tenths of one percent (0.8%) of the total number of outstanding shares of Common Stock, as of the close of business on the last business day of the prior calendar year, determined (1) on an “as-converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock (including Common Units of OpCo and Manager (including Profits Units of OpCo or Manager exchangeable pursuant to the limited liability company agreement of OpCo, as amended from time to time or the limited liability company agreement of Manager, as amended from time to time (without regard to any timing, vesting or other restrictions on exchange contained therein and without regard for any hurdle price related thereto)) that are redeemable pursuant to the limited liability company agreement of OpCo, as amended from time to time or the limited liability company agreement of Manager, as amended from time to time (without regard to any timing, vesting or other restrictions on redemptions contained therein and without regard for any hurdle price related thereto, and assuming no redemptions for cash)), and (2) except as provided in the foregoing clause (1), without regard to the conversion, exercise, exchange or redemption of any other securities into or for shares of Common Stock, plus (II) an aggregate number of shares of Common Stock equal to the “Supplemental Share Increase” as calculated on Schedule B, and (y) such smaller number of shares of Common Stock as determined by the Governing Body (the “Share Pool”);

(ii) no more than 25,700,000 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; and

(iii) the maximum amount (based on the Fair Market Value of shares of Common Stock on the date of grant as determined in accordance with applicable financial accounting rules) of Awards that may be granted in any single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during such fiscal year, shall be seven hundred fifty thousand ($750,000); provided, that the foregoing limitation shall not apply in respect of any Awards issued to a non-employee director (A) in respect of any one-time initial equity grant upon a non-employee director’s appointment to the Board or (B) in the event of extraordinary circumstances, to the extent such non-employee director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving other non-employee directors.

(c) Share Counting. The Share Pool shall be reduced by the relevant number of shares of Common Stock granted under the Plan for each Award that is valued by reference to a share of Common Stock; provided that Awards that are valued by reference to shares of Common Stock but are paid in cash pursuant to their terms or the Plan and Dividend Equivalents paid in cash in conjunction with any Award shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or are canceled, forfeited, exchanged, or surrendered (including, without limitation, pursuant to an Exchange Program), without having been exercised, vested, or settled, the shares of Common Stock subject to such Awards shall again be available for Awards under the Share Pool. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for issuance under the Plan: (i) shares of Common Stock tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Stock Options granted under the Plan; (ii) shares of Common Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon the exercise of the Stock Appreciation Rights; (iii) shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on, settlement of, or exercise of Awards granted under the Plan; and (iv) shares of Common Stock purchased on the open market by the Company with the cash proceeds received from the exercise of Stock Options. Notwithstanding the provisions of this Section 5(c), after the tenth anniversary of the earlier of (a) the date on which the Plan was adopted by the Board and (b) the date the Plan was approved by the Company’s stockholders, no shares of Common Stock shall again be available for future grants of Awards under the Plan pursuant to this Section 5(c) to the extent that such return of shares of Common Stock would at such time cause the Plan to constitute a “formula plan” or constitute a “material revision” of the Plan subject to shareholder approval under then-applicable rules of the NYSE (or any other applicable exchange or quotation system).

(d) Source of Shares. Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Substitute Awards. The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards; provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan. The Committee may grant Substitute Awards on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares of Common Stock available for Awards under the Plan); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

6. Eligibility. Participation shall be limited to Eligible Persons who have been selected by the Committee and who have entered into an Award Agreement with respect to an Award granted to them under the Plan (each such Eligible Person, a “Participant”).

7. Options.

(a) Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company and Affiliates and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.

(b) Exercise Price. The exercise price (“Exercise Price”) per share of Common Stock for each Option (that is not a Substitute Award) shall not be less than 100% of the Fair Market Value of such share, determined as of the date of grant. In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(c) Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting (which, for the avoidance of doubt, may include service- and/or Performance Goal-based vesting conditions), exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years (or in the case of an Incentive Stock Option granted to a

Greater Than 10% Stockholder, five years), unless the Option Period would expire at a time when trading in the shares of Common Stock is prohibited by any exchange and/or insider trading policy that may be established by Manager or the Company, as may be amended from time to time (a “Trading Policy”), or any “black-out” or similar period under the Manager’s or the Company’s policies covering trading in the Company’s securities, including any limited liability company units or other interests of any subsidiary of the Company that are convertible for or exchangeable into (i) any equity or other security of the Company or (ii) any equity or other security of such subsidiary which in turn is convertible for or exchangeable into any equity or other security of the Company (including any Trading Policy) to which the applicable Participant is subject (a “Black Out Period”), in which case, solely in respect of Nonqualified Stock Options, the Option Period shall be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code). The Committee, in its sole discretion, may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until the Participant has paid the Exercise Price to the Company in full, and an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the Exercise Price and such applicable taxes. The Exercise Price and delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company) or any combination of the foregoing; provided, that such shares of Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes against delivery of the shares of Common Stock to settle the applicable trade; or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. In all events of cashless or net exercise, any fractional shares of Common Stock shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date on which the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the date of grant of the Incentive Stock Option and (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Common Stock.

(f) Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.

(g) Incentive Stock Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a parent or subsidiary of the Company (within the meaning of Sections 424(e) and 424(f) of the Code), the Option Period shall not exceed five years from the date of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value (on the date of grant) of the shares subject to the Option.

(h) $100,000 Per Year Limitation for Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

8. Stock Appreciation Rights (SARs).

(a) Generally. Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement. Any Option granted under the Plan may include a tandem SAR. The Committee also may award SARs independent of any Option.

(b) Strike Price. The strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share, determined as of the date of grant; provided, however, that a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c) Vesting and Expiration. A SAR granted in tandem with an Option shall vest and become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independently of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee in its sole discretion and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by a Trading Policy or Black Out Period, the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).

(d) Method of Exercise. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee in its sole discretion. Any fractional shares of Common Stock shall be settled in cash.

9. Restricted Stock and Restricted Stock Units.

(a) Generally. Each Restricted Stock and Restricted Stock Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the

“Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested (which, for the avoidance of doubt, may include service- and/or Performance Goal-based vesting conditions). Subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Stock Units. The Committee, in its sole discretion, may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards. No share of Common Stock shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b) Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions. The Committee may also cause a stock certificate registered in the name of the Participant to be issued. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock. If the Participant shall fail to execute and deliver the escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the Award Agreement, the Participant shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock.

(c) Restrictions; Forfeiture. Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in Section 15(b) and the Award Agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a shareholder with respect thereto), and to such Restricted Stock Units, as applicable, including to any dividends and/or Dividend Equivalents that may have been accumulated and withheld during the Restricted Period in respect thereof, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form) the shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to the Restricted Stock shall be distributed to the Participant in cash or in shares of Common Stock having a Fair Market Value on the date of distribution (or a combination of cash and shares of Common Stock) equal to the amount of such dividends, upon the release of restrictions on the Restricted Stock.

(ii) Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one or more shares of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”), as set forth in the applicable Award Agreement; provided, however, that the Committee may elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Released Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the shares of Common Stock would have otherwise been delivered to the Participant in respect of such Restricted Stock Units.

(iii) If and to the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units may be granted Dividend Equivalents payable upon or in connection with the payment by the Company of dividends on shares of Common Stock either in cash or, if determined by the Committee, in shares of Common Stock or other property having a Fair Market Value equal to the amount of such dividends as of the date of payment (or a combination of cash, shares of Common Stock or other property) (and interest may, if determined by the Committee, be credited on the amount payable in respect of the Dividend Equivalents in cash at a rate and subject to such terms as determined by the Committee). Payments in respect of the Dividend Equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled (in the case of Restricted Stock Units, following the release of restrictions on such Restricted Stock Units), and if such Restricted Stock Units are forfeited, the holder thereof shall have no right to payments in respect of such Dividend Equivalents.

(e) Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE ENDEAVOR GROUP HOLDINGS, INC. AMENDED AND RESTATED 2021 INCENTIVE AWARD PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF                 , BETWEEN ENDEAVOR GROUP HOLDINGS, INC. AND                 . A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF ENDEAVOR GROUP HOLDINGS, INC.

10. Other Stock or Cash Based Awards; Dividend Equivalents.

(a) Other Stock or Cash Based Awards. The Committee may issue unrestricted Common Stock, rights to receive future grants of Awards, or other Awards denominated in Common Stock (including performance shares or performance units), or Awards that provide for cash payments, whether based in whole or in part on the value or future value of shares of Common Stock or otherwise, under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and on such terms and conditions as the Committee shall from time to time determine (“Other Stock or Cash Based Awards”). Each Other Stock or Cash Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of the shares of Common Stock underlying such Award on the date of grant. Other Stock or Cash Based Awards may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of or in settlement of a bonus, deferred bonus, deferred compensation, phantom equity or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

(b) Dividend Equivalents. The Committee may provide a Participant with Dividend Equivalents alone or as part of an Award, on a current or deferred basis, on such terms and conditions as may be determined by the

Committee, including, without limitation, a requirement of reinvestment of additional shares of Common Stock received in connection therewith; provided, that no dividend equivalents shall be payable (i) in respect of outstanding Options or SARs or (ii) in respect of any other Award unless and until the Participant vests in such underlying Award; provided, further, that Dividend Equivalents may be accumulated in respect of unearned or unvested Awards and paid as soon as administratively practicable, but no more than 60 days, after such Awards are earned and vested and become payable or distributable or are settled (and, unless otherwise determined by the Committee, the right to any such accumulated Dividend Equivalents shall be forfeited upon the forfeiture of the Award to which such Dividend Equivalents relate).

11. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

12. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change of Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award and/or (3) any applicable Performance Goals;

(ii) providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event);

(iii) cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); and

(iv) providing that any or all of the Awards cannot vest, be exercised or become payable after such event and any or all of the unvested Awards are cancelled and terminated without any payment or consideration therefor.

provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 12, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.

13. Effect of Change of Control. Except to the extent otherwise provided in an Award Agreement, or any applicable employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or any Subsidiary, in the event of a Change of Control, notwithstanding any provision of the Plan to the contrary (but without limiting the Committee’s rights under Section 12), if the Participant’s employment with or service to the Company or any Subsidiary is terminated by the Company or such Subsidiary without Cause (and other than due to death or Disability) on or within 12 months following a Change of Control, the Committee may (but is not obligated to) provide that all Options and SARs held by such Participant shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and that the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the shares of Restricted Stock and Restricted Stock Units and any other Awards held by such Participant (including a waiver of any applicable Performance Goals); provided, that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Goals, the portion of such Award that is determined to become fully vested and immediately exercisable (if any) shall be based on the assumed achievement of actual or target performance as determined by the Committee and, unless otherwise determined by the Committee, prorated for the number of days elapsed from the grant date of such Award through the date of termination.

14. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the shares of Common Stock may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation. Notwithstanding the foregoing, Exchange Programs are expressly permitted hereunder and the Committee may in its sole discretion, and without shareholder approval, institute any such Exchange Program.

(b) Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company or any Subsidiary); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

15. General.

(a) Award Agreements; Other Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the term of the Plan shall control.

(b) Nontransferability.

(i) Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised (if applicable) and the Shares underlying such Award have been issued and all restrictions applicable to such Shares have lapsed, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and the Participant’s Immediate Family Members; or (D) to the extent such transfer will not be a prohibited transfer for value under the instructions to Form S-8, any other transferee as may be approved either (1) by the Committee, or (2) as provided in the applicable Award Agreement (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or any Subsidiary under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant and the consequences of the violation of such covenants shall continue to be applied with respect to the transferred Award, including without limitation the clawback and forfeiture provisions of Section 15(u) of the Plan.

(c) Tax Withholding.

(i) The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

(ii) Without limiting the generality of paragraph (i) above or Section 7(d), the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of shares of Common Stock (which shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling shares of Common Stock that would otherwise be available for delivery, provided that the Board or the Committee has specifically approved such payment method in advance.

(d) No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement. No employee, director, consultant or other person employed by or providing service to the Company or an Affiliate shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a director any rights to continued service on the Board.

(e) International Participants. With respect to Participants who reside or work outside of the United States, the Committee, in its sole discretion, may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(f) Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

(g) Termination of Employment or Service. The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or any Subsidiary, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with any of the Subsidiaries (or vice versa) shall be considered a termination of employment or service with the Company or such Subsidiary; and (ii) if the Participant’s employment with the Company or any Subsidiary terminates, but such Participant continues to provide services with the Company or any Subsidiary in a non-employee capacity (including as a non-employee director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or any Subsidiary for purposes of the Plan.

(h) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i) Government and Other Regulations.

(i) Nothing in the Plan shall be deemed to authorize the Committee or any members thereof to take any action contrary to applicable law or regulation, or rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

(ii) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(iii) The Committee, in its sole discretion, may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If the Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(k) Payments to Persons Other Than Participants. If the Committee, in its sole discretion, shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(l) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or Committee to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(n) Reliance on Reports. Each member of the Committee, each member of the Board and each member of a committee or subcommittee thereof shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board (other than such member) as to matters the member reasonably believes are within such agent’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(o) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(p) Purchase for Investment. Whether or not the Options and shares covered by the Plan have been registered under the Securities Act, each person exercising an Option under the Plan or acquiring shares under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant upon the exercise of any Option granted under the Plan.

(q) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(r) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

(t) Section 409A of the Code.

(i) It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii) Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change of Control, no such acceleration shall be permitted unless the event giving rise to the Change of Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(u) Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent provided in any Award Agreement, cancel an Award if the Participant, without the consent of the Company, (A) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or (B) violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, as determined by the Committee, or if the Participant’s employment or service is terminated for Cause. The Committee may also provide in an Award Agreement that in any such event the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of shares of Common Stock acquired in respect of such Award, and must promptly repay such amounts to the Company. The Committee may also provide in an Award Agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Participant’s activity and recover damages resulting from such activity. Further, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), Rule 10D-1 of the Exchange Act and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements).

(v) No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(w) No Interference. The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(x) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(y) Whistleblower Acknowledgments. Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation, (A) the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, or (B) the U.S. Securities and Exchange Commission in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or (ii) require prior approval by or notification to the Company or any of the Affiliates of any reporting described in clause (i).

(z) Defend Trade Secrets Act Acknowledgment; Other Protected Disclosures. Notwithstanding anything to the contrary contained nothing in this Plan or any Award Agreement, pursuant to the Defend Trade Secrets Act of 2016, no Participant shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, such Participant may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if such Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Further, nothing in this Plan or any Award Agreement will prevent a Participant from (I) exercising any rights a Participant may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (II) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that a Participant has reason to believe is unlawful.

(aa) Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any shares of Common Stock or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Participant and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Participant until the end of such period.

(bb) Data Privacy. The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notices and policies, which are available for review on the Company’s intranet. All personal data will be treated in accordance with applicable data protection laws. As a condition of receipt of any Award, to the extent permitted under applicable law and save as would conflict with any data privacy notice or policy adopted in relation to the jurisdiction in which the Participant is based, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 15(bb) by and among, as applicable, the Company and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and Affiliates may, to the extent permitted under applicable law and save as would conflict with any data privacy notice or policy adopted in relation to the jurisdiction in which the Participant is based, each hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of the Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). To the extent permitted under applicable law and save as would conflict with any data privacy notice or policy adopted in relation to the jurisdiction in which the Participant is based, each Company and Affiliates may each transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and Affiliates may each further transfer the Data to any third parties assisting the Company and Affiliates in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere. Through acceptance of an Award, to the extent permitted under applicable law and save as would conflict with any data privacy notice or policy adopted in relation to the jurisdiction in which the Participant is based, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of the Affiliates or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. To the extent permitted under applicable law and save as would conflict with any data privacy notice or policy adopted in relation to the jurisdiction in which the Participant is based, the Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

*    *    *

Schedule A

•	Executive Directors (as defined in the Company’s certificate of incorporation as may be amended from time to time)

•

Any Permitted Transferees of the Executive Directors (as defined in the Third Amended and Restated Limited Liability Company Agreement of Endeavor Operating Company, LLC, as may be amended from time to time

•

SLP West Holdings, L.L.C., a Delaware limited liability company, SLP West Holdings II, L.L.C., a Delaware limited liability company, SLP West Holdings III, L.P., a Delaware limited partnership, SLP West Holdings IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV (Delaware II), L.P., a Delaware limited partnership, Silver Lake Partners IV DE (AIV III), L.P., a Delaware limited partnership, SLP West Holdings Co-Invest, L.P., a Delaware limited partnership, and SLP West Holdings Co-Invest II, L.P., a Delaware limited partnership, and any Permitted Transferee that is an SL Related Entity (the “SL Member”)

•	Any SL Related Fund, any SL Related Fund Subsidiary and any general partner of a SL Related Fund (the “SL Related Entity”).

•

Any bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of the SL Member, or by an affiliate of the investment manager of the SL Member (“SL Related Funds”)

•

Any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more SL Related Funds and/or (ii) to the extent that the general partner(s) of such SL Related Funds acquired an equity interest in such Person in connection with the SL Related Fund’s investment in the Company, such general partner(s) (“SL Related Fund Subsidiaries”). For the avoidance of doubt, the SL Member is a SL Related Fund Subsidiary as of the Effective Date.

•	Any general partner of a SL Related Fund.

Schedule B

The “Supplemental Share Increase” on any applicable January 1 shall equal the sum of (a) and (b) set forth below:

(a)

To the extent the Average Share Price exceeds one or more Incremental Share Price Thresholds for the first time in the calendar year prior to such January 1, the sum of the following for each applicable Incremental Share Price Threshold: (i) 26,500,000 divided by (ii) such Incremental Share Price Threshold, rounded up to the nearest whole share, plus

(b)

To the extent the Average Share Price exceeds one or more Significant Share Price Thresholds for the first time in the calendar year prior to such January 1, the sum of the following for each applicable Significant Share Price Threshold: (i) 100,000,000 divided by (ii) such Significant Share Price Threshold, rounded up to the nearest whole share;

provided that, (i) in no event will the Supplemental Share Increase exceed 5,700,000 shares of Common Stock and (ii) for the avoidance of doubt, once an Incremental Share Price Threshold or Significant Share Price Threshold has been taken into account for purposes of calculating a Supplemental Share Increase, it shall not be taken into account in any future Supplemental Share Increase. For example, if the Average Share Price exceeds $33.00 and $37.50 for the first time in a calendar year (and such Average Share Prices were not attained prior to such calendar year), the Supplemental Share Increase on the subsequent January 1 would equal 1,509,698 shares of Common Stock (803,031 shares of Common Stock in respect of the Average Share Price exceeding $33.00 and 706,667 shares of Common Stock in respect of the Average Share Price exceeding $37.50).

“Average Share Price” means, at any applicable time of determination, the per share price of Common Stock of the Company, which for this purpose shall be equal to: (i) in the case of a Change of Control, the purchase price of a share of Common Stock in connection with (or implied by) such Change of Control, and (ii) at all other applicable times of determination, the volume weighted average price of a share of Common Stock on the primary exchange on which it is listed during the 30 consecutive trading days immediately preceding such applicable time of determination. The Common Stock Price shall be reduced by the Committee in good faith to take into account any extraordinary dividends and adjusted by the Committee in good faith to take into account any stock splits or similar corporate events, in each case, in accordance with Section 11 of the Plan.

“Incremental Share Price Threshold” means each of $33.00 and each amount that is $4.50 more than the prior amount (i.e., $37.50, then $42.00, then $46.50, continuing indefinitely).

“Significant Share Price Threshold” means each of $49.00 and each amount that is $25.00 more than the prior amount (i.e., $74.00, then $99.00, then $124.00, continuing indefinitely).

ENDEAVOR GROUP HOLDINGS, INC. 9601 WILSHIRE BOULEVARD, 3RD FLOOR BEVERLY HILLS, CALIFORNIA 90210

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 12, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EDR2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 12, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13182-P92320	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENDEAVOR GROUP HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Governing Body recommends you vote FOR the following Class II director nominees:

1.	Election of Directors	☐	☐	☐

Nominees: 01) Patrick Whitesell
02) Ursula Burns

The Governing Body recommends you vote FOR Proposal 2.					For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.				☐	☐	☐

The Governing Body recommends you vote FOR Proposal 3.					For	Against	Abstain

3.	Approval of the Amended and Restated 2021 Incentive Award Plan.				☐	☐	☐

Note: Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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ENDEAVOR GROUP HOLDINGS, INC. Proxy Solicited on Behalf of the Governing Body of the Company for the Annual Meeting of Stockholders June 13, 2023, 4:30 p.m. Eastern Time

The undersigned stockholder(s) hereby appoints(s) Jason Lublin, Seth Krauss and Robert Hilton, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse of this proxy card, all of the shares of Class A common stock, Class X common stock and/or Class Y common stock, as applicable, of Endeavor Group Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m. Eastern Time on June 13, 2023, at www.virtualshareholdermeeting.com/EDR2023, and any continuation, postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Governing Body’s recommendations as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Continued and to be signed on reverse side